         Exhibit 2.1

                                              EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE PNC FINANCIAL SERVICES GROUP, INC.

AND

YARDVILLE NATIONAL BANCORP

JUNE 6, 2007

i

ii

Exhibit A                      Form of Voting Agreement
Exhibit B                      Affiliates Agreement
Exhibit C                      Index Group Members and Weights

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 6, 2007, is by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Acquirer”), and Yardville National Bancorp, a New Jersey corporation (“Yardville”).

RECITALS

WHEREAS, the Board of Directors of each of Acquirer and Yardville (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, Yardville will merge with and into Acquirer (the “Merger”); and

WHEREAS, as a condition to the willingness of Acquirer to enter into this Agreement, each director and the executive officers of Yardville identified on YARDVILLE DISCLOSURE SCHEDULE 1 has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Acquirer (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Yardville owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1.  Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquirer” has the meaning set forth in the preamble to this Agreement.

“Acquirer Average Price” has the meaning set forth in Section 11.1.9.

“Acquirer Bank” means PNC Bank, National Association, a national banking association.

“Acquirer Capitalization Date” has the meaning set forth in Section 5.3.

“Acquirer Closing Price” means the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Acquirer Common Stock on the Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Acquirer Common Stock” means the common stock, par value $5.00 per share, of Acquirer.

“ACQUIRER DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by Acquirer to Yardville prior to the execution and delivery hereof specifically referring to the appropriate section of this Agreement.

“Acquirer Fee” has the meaning set forth in Section 11.2.2.

“Acquirer Financial Statements” means the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Acquirer as of December 31, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Acquirer for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in Acquirer’s Annual Report on Form 10-K for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of Acquirer as of the end of each calendar quarter following December 31, 2006, and for the periods then ended, as filed by Acquirer in its Securities Documents.

“Acquirer Permitted Encumbrances” has the meaning set forth in Section 5.10.

“Acquirer Preferred Stock” has the meaning set forth in Section 5.3.

“Acquirer Ratio” has the meaning set forth in Section 11.1.9.

“Acquirer Regulatory Agreement” has the meaning set forth in Section 5.12.3.

“Acquirer Regulatory Reports” means the reports of Acquirer and Acquirer Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter beginning with the quarter ended December 31, 2004 through the Closing Date.

“Acquirer Series A Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Series B Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Series C Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Series D Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Series H Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Series I Preferred Stock” has the meaning set forth in Section 5.3.1.

“Acquirer Stock Benefit Plans” means those stock benefit plans identified in the Exhibits to Acquirer’s Form 10-K for the year ended December 31, 2006.

“Acquisition Proposal” has the meaning set forth in Section 6.10.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agency” has the meaning set forth in Section 4.16.6.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Average Index Value” has the meaning set forth in Section 11.1.9.

“Bank Merger” has the meaning set forth in Section 2.6.1.

“Bank Regulator” means any Federal or state banking regulator, including but not limited to the Federal Reserve, the FDIC and the OCC, which regulates the banking subsidiaries of Acquirer or Yardville, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Component” shall mean $156,455,236.

“Cash Consideration” has the meaning set forth in Section 3.1.3.

“Cash Conversion Number” has the meaning set forth in Section 3.1.6(a).

“Cash Election” has the meaning set forth in Section 3.1.3.

“Cash Election Number” has the meaning set forth in Section 3.1.6(b)(i).

“Cash Election Shares” has the meaning set forth in Section 3.1.3.

“Certificate” means each certificate evidencing shares of Yardville Common Stock.

“Claim” has the meaning set forth in Section 7.9.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Confidentiality Agreement” means the confidentiality agreement referred to in Section 12.1.

“Continuing Employees” has the meaning set forth in Section 7.8.2.

“CRA” has the meaning set forth in Section 4.12.3.

“DPC Common Shares” has the meaning set forth in Section 3.1.2.

“Defined Benefit Plan” means a defined benefit plan within the meaning of Section 3(35) of ERISA.

“Determination Date” has the meaning set forth in Section 11.1.9.

“Determination Date Value” has the meaning set forth in Section 11.1.9.

“Effective Time” has the meaning set forth in Section 2.2.

“Election Deadline” has the meaning set forth in Section 3.2.1(d).

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA Affiliate Plan” means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by an ERISA Affiliate in which any employee or former employee, consultant or former consultant or director or former director of any ERISA Affiliate participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which such Person is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with such Person, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which such Person is a member.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such bank or trust company or other agent designated by Acquirer, and reasonably acceptable to Yardville, which shall act as agent for Acquirer in connection with the exchange procedures for converting shares of Yardville Common Stock evidenced by Certificates into the Merger Consideration.

“Exchange Agent Agreement” has the meaning set forth in Section 3.2.1.

“Exchange Fund” has the meaning set forth in Section 3.2.2.

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Acquirer Closing Price.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“Final Price” has the meaning set forth in Section 11.1.9.

“Form of Election” has the meaning set forth in Section 3.2.1(b).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any Federal or state court, administrative agency or commission or self-regulatory authority or other governmental authority or instrumentality.

“Holder” has the meaning set forth in Section 3.2.1.

“Indemnified Liabilities” has the meaning set forth in Section 7.9.2.

“Indemnified Party” has the meaning set forth in Section 7.9.2.

“Index Group” has the meaning set forth in Section 11.1.9.

“Index Ratio” has the meaning set forth in Section 11.1.9.

“Initial Index Price” has the meaning set forth in Section 11.1.9.

“Initial Value” has the meaning set forth in Section 11.1.9.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to Yardville, with respect to the matter in question, that any of Yardville’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer has actual knowledge of such matter and (ii) with respect to Acquirer, with respect to the matter in question, that any of Acquirer’s Chief Executive Officer, Chief Financial Officer and General Counsel has actual knowledge of such matter.

“Letter of Transmittal” has the meaning set forth in Section 3.2.3(a).

“Loan Property” has the meaning set forth in Section 4.15.2.

“Loans” has the meaning set forth in Section 4.16.4.

“Material Adverse Effect” means, with respect to Acquirer, Yardville or the Surviving Corporation, respectively, any effect that is material and adverse to (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided that, with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of any of the following: (a) changes, after the date hereof, in laws, rules or regulations or interpretations thereof by courts or Governmental Entities of general applicability to banking or bank holding company businesses, but not uniquely relating to such party, (b) changes, after the date hereof, in general economic conditions, including changes in prevailing interest rates, affecting banking or bank holding company businesses generally except to the extent that such changes have a disproportionate adverse effect on such party (c) changes in GAAP or regulatory accounting principles after the date hereof generally applicable to banks or savings institutions and their holding companies, but not uniquely relating to such party, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or to the extent expressly permitted or required by the specific terms of this Agreement, (e) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence, after the date hereof, of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that such engagement or occurrence has a disproportionate adverse effect on such party, and (f) the announcement of this Agreement and of the transactions contemplated by this Agreement, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 8.3.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” has the meaning set forth in Section 7.9.1.

“Merger Consideration” has the meaning set forth in Section 3.1.3.

“Merger Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Acquirer Common Stock to be offered to holders of Yardville Common Stock in connection with the Merger.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“NJBCA” means the New Jersey Business Corporation Act, as amended.

“Non-Election Shares” has the meaning set forth in Section 3.1.3.

“OCC” means the Office of the Comptroller of the Currency.

“Operative Documents” has the meaning set forth in Section 8.5.2.

“Participation Facility” has the meaning set forth in Section 4.15.2.

“PBCL” means the Business Corporation Law of the Commonwealth of Pennsylvania, as amended.

“Pension Plan” has the meaning set forth in Section 4.13.2.

“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $14.00 plus (B) the product, rounded to the nearest one tenth of a cent, of 0.2923 (the “Share Ratio”) times the Acquirer Closing Price.

“Person” means any individual, corporation, partnership, joint venture, organization, association, trust, other entity or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” has the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” has the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approvals of all Bank Regulators that are necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement and the Bank Merger.

“Rights” means warrants, options, calls, rights, subscriptions, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of, or make any payment based on, any of its capital stock, preferred stock, Voting Debt or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, required to be filed or furnished, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and, with respect to each of the foregoing, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” has the meaning set forth in Section 3.1.6(b)(ii).

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Election” has the meaning set forth in Section 3.1.3.

“Stock Election Shares” has the meaning set forth in Section 3.1.3.

“Stock Exchange” means New York Stock Exchange.

“Subsidiary” means any entity, of which 50% or more of its economic ownership interests are owned either directly or indirectly by Acquirer or Yardville, as applicable.

“Superior Proposal” has the meaning set forth in Section 6.10.

“Surviving Corporation” has the meaning set forth in Section 2.1.1.

“Takeover Laws” shall have the meaning set forth in Section 4.20.1.

“Tax” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

“Tax Return” means any return, report or declaration, including information returns, filed or required to be filed with respect to Taxes (including any amended return).

“Termination Date” means March 31, 2008.

“Treasury Stock” has the meaning set forth in Section 4.3.1.

“Trust Account Common Shares” has the meaning set forth in Section 3.1.2.

“USA Patriot Act” has the meaning set forth in Section 4.12.1.

“Voting Agreement” has the meaning set forth in the Recitals to this Agreement.

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“Yardville” has the meaning set forth in the preamble to this Agreement, with its principal executive offices located at 2465 Kuser Road, Hamilton, New Jersey 08690.

“Yardville Bank” means The Yardville National Bank, a wholly owned national bank subsidiary of Yardville that is chartered under the laws of the United States of America, with its principal executive offices at 2465 Kuser Road, Hamilton, New Jersey 08690.

“Yardville Common Stock” means the common stock, no par value, of Yardville.

“Yardville Compensation and Benefit Plans” has the meaning set forth in Section 4.13.1.

“YARDVILLE DISCLOSURE SCHEDULE” means a written disclosure schedule delivered by Yardville to Acquirer prior to the execution and delivery hereof specifically referring to the appropriate section of this Agreement.

“Yardville Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Yardville as of December 31, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Yardville for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in Yardville’s Annual Report on Form 10-K for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of Yardville as of the end of each calendar quarter following December 31, 2006, and for the periods then ended, as filed by Yardville in its Securities Documents.

“Yardville Insiders” has the meaning set forth in Section 7.12.

“Yardville Option” means an option to purchase shares of Yardville Common Stock granted pursuant to a Yardville Option Plan and as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.3.1.

“Yardville Option Plans” means the 1988 Stock Option Plan, the 1997 Stock Option Plan, the Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors and the 2005 Equity Incentive Plan, and any amendments thereto.

“Yardville Permitted Encumbrances” has the meaning set forth in Section 4.10.1.

“Yardville Preferred Stock” has the meaning set forth in Section 4.3.1.

“Yardville Regulatory Agreement” has the meaning set forth in Section 4.12.3.

“Yardville Regulatory Reports” means the reports of Yardville and Yardville Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter beginning with the quarter ended December 31, 2004 through the Closing Date.

“Yardville Section 16 Information” has the meaning set forth in Section 7.12.

“Yardville Stockholders Meeting” has the meaning set forth in Section 8.1.1.

“Yardville Trust” means each of the following statutory business trust subsidiaries of Yardville:  Yardville Capital Trust, Yardville Capital Trust II, Yardville Capital Trust III, Yardville Capital Trust IV, Yardville Capital Trust V, and Yardville Capital Trust VI, collectively the “Yardville Trusts.”

“Yardville Trust Preferred Securities” means the trust preferred securities issued by the Yardville Trusts and the related subordinated debentures issued by Yardville.

“Yardville Warrants” has the meaning set forth in Section 4.3.1.

Other capitalized terms used herein are defined elsewhere in this Agreement.

ARTICLE 2

THE MERGER

Section 2.1.  Merger

2.1.1.  Subject to the terms and conditions of this Agreement, in accordance with the PBCL and NJBCA, at the Effective Time: (a) Yardville shall merge with and into Acquirer, with Acquirer as the resulting or surviving corporation (the “Surviving Corporation”), and (b) the separate corporate existence of Yardville shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Yardville shall be vested in and assumed by Acquirer in accordance with Section 10-6 of the NJBCA.

2.1.2.  Acquirer may at any time change the method of effecting the combination (including by providing for the merger of Yardville and a wholly owned subsidiary of Acquirer) if and to the extent requested by Acquirer and consented to by Yardville (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Yardville’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 2.2.  Effective Time.

The Closing shall occur no later than five (5) business days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to satisfaction thereof); or at such other date or time upon which Acquirer and Yardville mutually agree (the “Closing”).  If the conditions set forth in Article IX are first satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Acquirer, then Acquirer may postpone the Closing until the first full week after the end of that fiscal quarter.  The Merger shall be effected by the filing of a Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania and by the filing of a Certificate of Merger with the New Jersey Office of the State Treasurer, on the day of the Closing (the “Closing Date”).  The “Effective Time” means the later of the date and time specified in the Certificate of Merger to be filed with the Department of State of the Commonwealth of Pennsylvania and in the Certificate of Merger to be filed with the New Jersey Office of the State Treasurer.

Section 2.3.  Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of Acquirer as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

Section 2.4.  Directors and Officers of Surviving Corporation.

The directors of Acquirer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of Acquirer immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

Section 2.5.  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL and the NJBCA.

Section 2.6.  Bank Merger.

2.6.1.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Yardville Bank and Acquirer Bank shall enter into an agreement, pursuant to which Yardville Bank will merge with and into Acquirer Bank (the “Bank Merger”).  The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.6.2.  Notwithstanding Section 2.6.1, if Acquirer requests in writing that the Bank Merger be delayed so that it would not become effective simultaneously with or immediately following the Effective Time, Yardville shall agree to such delay and cooperate to permit a merger of Yardville Bank and Acquirer Bank at such later time, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

Section 2.7.  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 2.8.  Additional Actions.

If, at any time after the Effective Time, Acquirer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in Acquirer its right, title or interest in, to or under any of the rights, properties or assets of Yardville or its Subsidiaries; or (ii) otherwise carry out the purposes of or the transactions contemplated by this Agreement (including any merger between a Subsidiary of Acquirer, on the one hand, and a Subsidiary of Yardville, on the other), Yardville and its officers and directors shall be deemed to have granted to Acquirer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Acquirer its right, title or interest in, to or under any of the rights, properties or assets of Yardville, or (b) otherwise carry out the purposes of or the transactions contemplated by this Agreement, and the officers and directors of Acquirer are authorized in the name of Yardville or otherwise to take any and all such action.

ARTICLE 3

CONVERSION OF SHARES; DELIVERY OF MERGER CONSIDERATION

Section 3.1.  Conversion of Yardville Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Yardville or the holder of any of the following securities:

3.1.1.  Each share of Acquirer Common Stock and each share of Acquirer Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

3.1.2.  All shares of Yardville Common Stock issued and outstanding immediately prior to the Effective Time that are owned by Yardville or Acquirer (other than shares of Yardville Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Yardville Common Stock held, directly or indirectly, by Yardville or Acquirer in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Acquirer or other consideration shall be delivered in exchange therefor.

3.1.3.  Subject to Sections 3.1.5 and 3.1.6, each share of Yardville Common Stock, except for shares of Yardville Common Stock owned by Yardville or Acquirer (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 3.2, into the right to receive the following, without interest:

(a)  for each share of Yardville Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 3.2 (a “Cash Election”), the right to receive in cash from Acquirer an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(b)  for each share of Yardville Common Stock with respect to which an election to receive Acquirer Common Stock has been effectively made and not revoked or deemed revoked pursuant to Section 3.2 (a “Stock Election”), the right to receive from Acquirer the fraction of a share of Acquirer Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(c)  for each share of Yardville Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 3.2 (collectively, the “Non-Election Shares”), the right to receive from Acquirer such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.1.6(b).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4.  All of the shares of Yardville Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Yardville Common Stock represented by such Certificate have been converted pursuant to this Section 3.1 and Section 3.2.3(f), as well as any dividends to which holders of Yardville Common Stock become entitled in accordance with Section 3.2.3(c).

3.1.5.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquirer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

3.1.6.  Proration.

(a)  Notwithstanding any other provision contained in this Agreement, the total number of shares of Yardville Common Stock to be converted into Cash Consideration pursuant to Section 3.1.3 (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount.  All other shares of Yardville Common Stock shall be converted into Stock Consideration (other than shares of Yardville Common Stock to be cancelled as provided in Section 3.1.2).

(b)  Within five business days after the Effective Time, Acquirer shall cause the Exchange Agent to effect the allocation among holders of Yardville Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)  If the aggregate number of shares of Yardville Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.1.6(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)  If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)  If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 3.1.6(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)  If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 3.1.6 (a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

Section 3.2.  Procedures for Exchange of Yardville Common Stock.

3.2.1.  Election Procedures.  Each holder of record of shares of Yardville Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article 3, to submit an election in accordance with the following procedures:

(a)  Each Holder may specify in a request made in accordance with the provisions of this Section 3.2.1 (herein called an “Election”) (i) the number of shares of Yardville Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Yardville Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)  Acquirer shall prepare a form reasonably acceptable to Yardville (the “Form of Election”) which shall be mailed to each holder of record of Certificate(s) so as to permit such holders to exercise their right to make an Election prior to the Election Deadline.

(c)  Acquirer shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of Yardville who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d)  Any Election shall have been made properly only if the person authorized to receive Elections and to act as Exchange Agent, pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Yardville stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery.  Failure to deliver shares of Yardville Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Acquirer, in its sole discretion.  As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the day prior to the Yardville Stockholders’ Meeting.  Yardville and Acquirer shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)  Any Yardville stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election.  Subject to the terms of the Exchange Agent Agreement, if Acquirer shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Yardville Common Stock (neither Acquirer nor Yardville nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Yardville Common

Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

                       (f)  Any Yardville stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Acquirer or Yardville that this Agreement has been terminated in accordance with Article 11.

(g)  Subject to the terms of the Exchange Agent Agreement, Acquirer, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Yardville stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.1.3, (iii) the issuance and delivery of certificates representing the whole number of shares of Acquirer Common Stock into which shares of Yardville Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Yardville Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Acquirer Common Stock.

3.2.2.  Deposit of Merger Consideration.  At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the number of shares of Acquirer Common Stock sufficient to deliver, and Acquirer shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.2.3(f)) (collectively, the “Exchange Fund”) and Acquirer shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

3.2.3.  Delivery of Merger Consideration.

(a)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Yardville Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor in accordance with Section 3.2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 3.2.3(c).

(b)  Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Yardville Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor in respect of the shares of Yardville Common Stock represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Section 3.2.

(c)  No dividends or other distributions with respect to Acquirer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquirer Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Acquirer Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Acquirer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Acquirer Common Stock issuable with respect to such Certificate.

(d)  In the event of a transfer of ownership of a Certificate representing Yardville Common Stock that is not registered in the stock transfer records of Yardville, the proper amount of cash and/or shares of Acquirer Common Stock shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Yardville Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Acquirer that the Tax has been paid or is not applicable.

(e)  After the Effective Time, there shall be no transfers on the stock transfer books of Yardville of the shares of Yardville Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Yardville Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Acquirer Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

(f)  Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Acquirer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Acquirer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquirer.  In lieu of the issuance of any such fractional share, Acquirer shall pay to each former stockholder of Yardville who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Acquirer Closing Price by (ii) the fraction of a share (after taking into account all shares of Yardville Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Acquirer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.1.

(g)  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Yardville as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Acquirer.  In such event, any former stockholders of Yardville who have not theretofore complied with this Section 3.2 shall thereafter look only to Acquirer with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Acquirer Common Stock deliverable in respect of each share of Yardville Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Acquirer, Yardville, the Exchange Agent or any other Person shall be liable to any former holder of shares of Yardville Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (h)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquirer or the Exchange Agent, the posting by such Person of a bond in such amount as Acquirer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.4.  Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Acquirer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Acquirer Common Stock otherwise payable pursuant to this Agreement to any holder of Yardville Common Stock such amounts as the Exchange Agent or Acquirer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Yardville Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Acquirer, as the case may be.

Section 3.3.  Treatment of Yardville Options.

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Yardville Option, regardless of whether or not vested, that is outstanding immediately prior to the Effective Time shall be cancelled and shall only entitle the holder thereof the right to receive, as soon as reasonably practicable following the Effective Time, a lump sum cash payment, without interest, equal to the product of (x) the number of shares subject to such Yardville Option and (y) the excess, if any, of (i) the Per Share Amount over (ii) the exercise price per share of such Yardville Option; provided, however, that Acquirer shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.  Prior to the Effective Time, Yardville shall take all actions necessary or advisable in order to effectuate the foregoing provisions of this Section 3.3.

Section 3.4.  Reservation of Shares.

Acquirer shall reserve for issuance a sufficient number of shares of the Acquirer Common Stock for the purpose of issuing shares of Acquirer Common Stock to the Yardville stockholders in accordance with this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF YARDVILLE

Yardville makes the following representations and warranties to Acquirer, subject to the standard set forth in Section 4.1 and except as set forth in the YARDVILLE DISCLOSURE SCHEDULE delivered by Yardville to Acquirer prior to the execution and delivery hereof.  Yardville has made a good faith effort to ensure that the disclosure on each schedule of the YARDVILLE DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the YARDVILLE DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.1.  Standard.

No representation or warranty of Yardville contained in this Article 4 shall be deemed untrue or incorrect, and Yardville shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article 4, has had or is reasonably likely to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in (A) Sections 4.2 (other than the last sentence of Section 4.2.1), 4.3 (other than 4.3.1), 4.4, 4.5, 4.9.1, 4.13.5, 4.13.8, 4.13.9, 4.13.10, 4.14, 4.20 and 4.23, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained, (B) Section 4.3.1, which shall be deemed untrue, incorrect and breached if not true and correct except to a de minimus extent and (C) Section 4.8.1, which shall be deemed untrue, incorrect and breached if not true and correct in all respects.

Section 4.2.  Organization.

4.2.1.  Yardville is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA.  Yardville has full corporate power and authority to own or lease all of its properties or assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2.  Yardville Bank is a national bank duly organized and validly existing under the laws of the United States of America.  The deposits of Yardville Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Yardville Bank when due. Yardville Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.  YARDVILLE DISCLOSURE SCHEDULE 4.2.3 sets forth each direct and indirect Yardville Subsidiary.  Each Yardville Subsidiary is a corporation, limited liability company or trust duly organized, validly existing and in good standing (except for Yardville Bank, for which no good standing representation is made) under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such Yardville Subsidiary requires such qualification.  Each Yardville Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as it is now being conducted.

4.2.4.  The respective minute books of Yardville and each Yardville Subsidiary were previously made available to Acquirer, and such minute books accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5.  Prior to the date of this Agreement, Yardville has made available to Acquirer true and correct copies of the certificate of incorporation or charter and bylaws of Yardville and each Yardville Subsidiary, as in effect as of the date of this Agreement.

Section 4.3.  Capitalization.

4.3.1.  The authorized capital stock of Yardville consists of 20,000,000 shares of common stock, no par value per share, of which as of the date hereof 11,175,374 shares are outstanding, duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, no par value (“Yardville Preferred Stock”), of which as of the date hereof, no shares are outstanding.  There are 180,594 shares of Yardville Common Stock held by Yardville as treasury stock (“Treasury Stock”).  As of the date hereof, no shares of Yardville Common Stock or Yardville Preferred Stock were reserved for issuance except for (x) 1,410,995 shares of Yardville Common Stock reserved for issuance in connection with the Yardville Option Plans, including, as of the date hereof, outstanding Yardville Options to purchase 702,441 shares of Yardville Common Stock  and (y) in connection with 15,000 shares of Yardville Common Stock issuable upon settlement of the Yardville Warrants (as defined below) outstanding as of the date hereof.  Neither Yardville nor any Yardville Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Yardville Common Stock, or any other security of Yardville or a Yardville Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Yardville Common Stock or any other security of Yardville or any Yardville Subsidiary, other than shares issuable under the Yardville Option Plans and the Yardville Warrants.  As of the date hereof, there are no contractual obligations of Yardville or any Yardville Subsidiary (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Yardville or any equity security of Yardville or any Yardville Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Yardville or any Yardville Subsidiary or (ii) pursuant to which Yardville or any Yardville Subsidiary is or could be required to register shares of Yardville capital stock or other securities under the Securities Act.  YARDVILLE DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of Yardville Options, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant dates, and the exercise price relating to the options held.  As of the date hereof, Yardville has outstanding 702,441 Yardville Options.  YARDVILLE DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of warrants to purchase Yardville Common Stock (the “Yardville Warrants”), the number of shares each such individual may acquire pursuant to the exercise of such Yardville Warrants, the dates of such Yardville Warrants, and the exercise price relating to such Yardville Warrants.  As of the date hereof, Yardville has outstanding Yardville Warrants to acquire 15,000 shares of Yardville Common Stock.  As of the date hereof, no Voting Debt of Yardville is issued or outstanding.  Other than the Yardville Options, no other equity-based awards are outstanding as of the date hereof.

4.3.2.  All outstanding shares of capital stock or other ownership interests of each Yardville Subsidiary are owned by Yardville, directly or indirectly, free and clear of any lien, pledge, charge, security interest or similar encumbrance.  All of the outstanding shares of capital stock of each Yardville Subsidiary have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.  Except for the Yardville Subsidiaries and as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.3.2, Yardville does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Yardville Subsidiaries, equity interests held by Yardville Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Yardville Subsidiaries, including stock in the FHLB.

Section 4.4.  Authority; No Violation.

4.4.1.  Yardville has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Yardville’s stockholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Yardville and the completion by Yardville of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Board of Directors of Yardville.  On or prior to the date hereof, the Board of Directors of Yardville has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Yardville and its stockholders and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Yardville’s stockholders for consideration at a duly held meeting of such stockholders and no other corporate proceedings on the part of Yardville, except for the approval of the holders of Yardville Common Stock, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Yardville, and subject to the due and valid execution and delivery of this Agreement by Acquirer, constitutes the valid and binding obligation of Yardville, enforceable against Yardville in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.  The execution and delivery of this Agreement by Yardville, the consummation of the transactions contemplated hereby, and compliance by Yardville with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation, charter or bylaws of Yardville or any Yardville Subsidiary, including Yardville Bank; or (ii) assuming receipt of Regulatory Approvals and Yardville’s and Acquirer’s compliance with any conditions contained therein, and to the receipt of the approval of the stockholders of Yardville, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Yardville or any Yardville Subsidiary or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Yardville or any Yardville Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Yardville or any Yardville Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (ii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Yardville.

Section 4.5.  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania, (c) the filing of the Certificate of Merger with the State Treasurer of the State of New Jersey, (d) the filing with and/or acceptance by the appropriate Bank Regulator of articles of merger or similar documentation with respect to the Bank Merger, (e) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (f) approval of the listing of Acquirer Common Stock to be issued in the Merger on the Stock Exchange, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquirer Common Stock pursuant to this Agreement, (h) the approval of this Agreement by the requisite vote of the stockholders of Yardville and (i) supplemental indentures with trustees of certain of the Yardville Trusts, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Yardville’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with the execution and delivery of this Agreement by Yardville.

Section 4.6.  Financial Statements/Regulatory Reports.

4.6.1.  Yardville has previously made available to Acquirer an accurate and complete copy of the Yardville Regulatory Reports.  The Yardville Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.6.1, Yardville and each Yardville Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with (i) any Bank Regulator, (ii) the SEC and (iii) each other applicable Governmental Entity, and all other reports and statements required to be filed since December 31, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Bank Regulator or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

4.6.2.  Yardville has previously made available to Acquirer an accurate and complete copy of the Yardville Financial Statements.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.6.2, the Yardville Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form), (ii) have been prepared from, and are in accordance with, the books and records of Yardville and the Yardville Subsidiaries, (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to year-end adjustments normal in nature and amount), the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Yardville and the Yardville Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof or as of the respective dates therein set forth, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of Yardville and the Yardville Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  KPMG LLP has not resigned or been dismissed as independent public accountants of Yardville as a result of or in connection with any disagreements with Yardville on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.6.3.  Neither Yardville nor any Yardville Subsidiary, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Yardville Financial Statements or the footnotes thereto or the Yardville Regulatory Reports which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 4.7.  Taxes.

Yardville and the Yardville Subsidiaries that are at least 80 percent owned by Yardville are members of the same affiliated group within the meaning of Code Section 1504(a).  Neither Yardville nor any of its Subsidiaries has been a member of a consolidated, combined or unitary group, other than a group of which Yardville is the common parent.  Yardville or the respective Yardville Subsidiary has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to Yardville and every Yardville Subsidiary on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local Taxes which have been incurred by or are due or claimed to be due from Yardville and any Yardville Subsidiary by any taxing authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings and have been reserved against in accordance with GAAP in the Yardville Financial Statements.  As of the date of this Agreement, Yardville has received no written notice of, and there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Yardville or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Yardville or any of its Subsidiaries do not file Tax Returns that Yardville or any such Subsidiary is subject to taxation in that jurisdiction.  Yardville and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Yardville and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Yardville and each of its Subsidiaries has timely complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Neither Yardville nor any of its Subsidiaries has, within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e), been a “distributing corporation” or a “controlled corporation” in a distribution intended to be tax-free under Section 355(a) of the Code.  Neither Yardville nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

Section 4.8.  No Material Adverse Effect.

4.8.1.  Yardville and the Yardville Subsidiaries, taken as a whole, have conducted operations in the ordinary course of business consistent with past practice and have not suffered any Material Adverse Effect since December 31, 2006 through the date hereof and no events have occurred or circumstances arisen since that date which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Yardville.

4.8.2.  Since December 31, 2006 through the date hereof, neither Yardville nor any of the Yardville Subsidiaries has (i) except (A) for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as required by applicable law or pre-existing contractual obligations, or (C) as set forth on YARDVILLE DISCLOSURE SCHEDULE 4.8.2, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on YARDVILLE DISCLOSURE SCHEDULE 4.13.1, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any Yardville Options, Yardville Warrants or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Yardville Option Plans (e.g., annual grants and new-hire grants), and other than as publicly disclosed or (iii) except as required by applicable law or GAAP (e.g., SFAS 123(R)), changed any accounting methods, principles or practices of Yardville or any Yardville Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.8.3.  Since December 31, 2006 through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Yardville’s capital stock, other than regular quarterly cash dividends not in excess of $0.115 per share on Yardville Common Stock.

4.8.4.  Since December 31, 2006, there has not been any material change in the investment or risk management or other similar policies of Yardville.

Section 4.9.  Material Contracts; Leases; Defaults.

4.9.1.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.9.1, neither Yardville nor any Yardville Subsidiary is a party to or subject to any contract, arrangement, commitment or understanding (whether written or oral): (i) with any past or present officer, director or employee of Yardville or any Yardville Subsidiary pertaining to employment, consulting or severance or any other material arrangement; (ii) providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Yardville or any Yardville Subsidiary; (iii) with any labor union relating to employees of Yardville or any Yardville Subsidiary (including any collective bargaining agreement); (iv) which by its terms limits the payment of dividends by Yardville or any Yardville Subsidiary; (v) evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Yardville or any Yardville Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or material restrictions (other than prepayment penalties and those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Acquirer or any Acquirer Subsidiary; (vi) with a vendor of products or services, written or oral, that obligates Yardville or any Yardville Subsidiary for the payment of more than $50,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or premium, (vii)  that purports to restrict or limit in any way (including any non-compete, exclusive dealing or similar provision) the conduct of business (or the localities in which such business is conducted) or the solicitation of customers by Yardville or any Yardville Subsidiary or, following consummation of the Merger, Acquirer or its Subsidiaries, (viii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Yardville Securities Documents filed prior to the date hereof or (ix) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than Yardville or the Yardville Subsidiaries) that is material to Yardville or the Yardville Subsidiaries.

4.9.2.  Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in YARDVILLE DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Yardville nor any Yardville Subsidiary nor, to Yardville’s Knowledge, any other party, is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Acquirer on or before the date hereof, are listed on YARDVILLE DISCLOSURE SCHEDULE 4.9.1 or YARDVILLE DISCLOSURE SCHEDULE 4.9.2 and are in full force and effect and, neither Yardville nor any Yardville Subsidiary has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.  No party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.  No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Yardville or any Yardville Subsidiary is a party or under which Yardville or any Yardville Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Yardville or any Yardville Subsidiary or upon the occurrence of a subsequent event; or (y) requires Yardville or any Yardville Subsidiary to provide a benefit in the form of Yardville Common Stock or determined by reference to the value of Yardville Common Stock.

4.9.4.  Except as disclosed in YARDVILLE DISCLOSURE SCHEDULE 4.9.4 none of the execution of this Agreement, approval of this Agreement by the stockholders of Yardville or consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Yardville or any Yardville Subsidiary under any Yardville Compensation and Benefit Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Yardville Compensation and Benefit Plan, (C) result in the breach or violation of, or a default under, any Yardville Compensation and Benefit Plan, (D) limit or restrict the ability to merge, amend or terminate any Yardville Compensation and Benefit Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Section 162(m) or 280G of the Code and the regulations promulgated thereunder.

Section 4.10.  Ownership of Property; Insurance Coverage.

4.10.1.  Yardville and each Yardville Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Yardville or each Yardville Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Yardville Regulatory Reports and in the Yardville Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Yardville Subsidiary acting in a fiduciary capacity, (ii) those reflected in the notes to the Yardville Financial Statements, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith (collectively “Yardville Permitted Encumbrances”).  Yardville and the Yardville Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Yardville and its Subsidiaries in the conduct of their businesses or otherwise reflected in the Yardville Financial Statements to occupy or use all such properties as presently occupied and used by each of them and such right is free and clear of all material encumbrances, liens, mortgages, security interests or pledges of any nature whatsoever, except for Yardville Permitted Encumbrances.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Yardville Financial Statements.  There are no pending or, to Yardville’s Knowledge, threatened condemnation proceedings against such leased or owned real property.  To Yardville’s Knowledge, Yardville and its Subsidiaries are in compliance with all applicable health and safety related requirements for such owned and leased real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

4.10.2.  Each of Yardville and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Yardville or its Subsidiaries.  Such securities are valued on the books of Yardville in accordance with GAAP in all material respects.  Yardville and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which Yardville believes are prudent and reasonable in the context of such businesses.  With respect to all agreements pursuant to which Yardville or any Yardville Subsidiary has purchased securities subject to an agreement to resell, if any, Yardville or such Yardville Subsidiary, as the case may be, has a lien or security interest (which to Yardville’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.  Yardville and each Yardville Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Yardville nor any Yardville Subsidiary has received notice from any current insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as disclosed in YARDVILLE DISCLOSURE SCHEDULE 4.10.3, there are presently no material claims pending under such policies of insurance and no notices have been given by Yardville or any Yardville Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Yardville and each Yardville Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.  YARDVILLE DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by Yardville and each Yardville Subsidiary (other than those providing for employee or director welfare or similar benefits) as well as the other matters required to be disclosed under this Section.

Section 4.11.  Legal Proceedings.

4.11.1.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.11.1, neither Yardville nor any Yardville Subsidiary is a party to any, and there are no pending or, to the best of Yardville’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory investigations, (i) against Yardville or any Yardville Subsidiary involving a claim in excess of $250,000 or requesting equitable relief, (ii) to which Yardville or any Yardville Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Yardville to perform its obligations under this Agreement.

4.11.2.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.11.2, there is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Yardville, any of its Subsidiaries or the assets of Yardville or any of its Subsidiaries.

Section 4.12.  Compliance With Applicable Law.

4.12.1.  Each of Yardville and each Yardville Subsidiary is, and since December 31, 2004 has been, in compliance in all material respects with all, and are not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Yardville nor any Yardville Subsidiary has received any written notice to the contrary since December 31, 2004.  Since the enactment of the Sarbanes-Oxley Act, Yardville has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ promulgated pursuant to the Sarbanes-Oxley Act.

4.12.2.  Each of Yardville and each Yardville Subsidiary has, and since December 31, 2004 has had, all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Yardville, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.12.3 and except for normal examinations conducted by a Bank Regulator or Governmental Entity in the ordinary course of the business of Yardville and any Yardville Subsidiary, no Bank Regulator or Governmental Entity has initiated since December 31, 2004 or has pending any proceeding, enforcement action or, to Yardville’s Knowledge, investigation into the business, disclosures or operations of Yardville or any Yardville Subsidiary.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.12.3, (a) since December 31, 2004, no Bank Regulator or Governmental Entity has resolved any proceeding, enforcement action or, to Yardville’s Knowledge, investigation into the business, disclosures or operations of Yardville or any Yardville Subsidiary, and (b) there is no unresolved violation, criticism, comment or exception by any Bank Regulator or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Yardville or any Yardville Subsidiary.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.12.3, since December 31, 2004, neither Yardville nor any Yardville Subsidiary has received any written notification or to Yardville’s Knowledge any other communication from any Bank Regulator (i) asserting that Yardville or any Yardville Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Yardville or any Yardville Subsidiary; or (iii) requiring or threatening to require Yardville or any Yardville Subsidiary, or indicating that Yardville or any Yardville Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal), restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Yardville or any Yardville Subsidiary or that in any manner relates to its capital adequacy, the payment of dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999) (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Yardville Regulatory Agreement”).  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.12.3, (A) neither Yardville nor any Yardville Subsidiary has consented to or entered into any Yardville Regulatory Agreement that is currently in effect or that was in effect since December 31, 2001 and (B) Yardville Bank is, and to Yardville’s Knowledge there has not been any event or occurrence since December 31, 2004 that could reasonably be expected to result in a determination that Yardville Bank is not, “well capitalized” and “well managed” as a matter of U.S. federal banking law.  The most recent regulatory rating given to Yardville Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.  Yardville Bank is not aware of any pending or threatened CRA protest relating to its lending practices.

Section 4.13.  Employee Benefit Plans.

4.13.1.  YARDVILLE DISCLOSURE SCHEDULE 4.13.1 includes a list of all material bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Yardville or any Yardville Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Yardville or any Yardville Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Yardville Compensation and Benefit Plans”).  Neither Yardville nor any of its Subsidiaries has any commitment to create any additional Yardville Compensation and Benefit Plan or to materially modify, change or renew any existing Yardville Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or to preserve favorable financial accounting treatment.  Yardville has made available to Acquirer true and correct copies of the Yardville Compensation and Benefit Plans.

4.13.2.  Each Yardville Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Yardville Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, is within the applicable remedial amendment period, or is established pursuant to a prototype plan that relies upon a favorable IRS opinion letter and Yardville is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of Yardville, threatened action, suit or claim relating to any of the Yardville Compensation and Benefit Plans (other than routine claims for benefits). Neither Yardville nor any Yardville Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Yardville Compensation and Benefit Plan that would reasonably be expected to subject Yardville or any Yardville Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.  Neither Yardville nor any of its Subsidiaries is currently, or has during the past five (5) years been, a sponsor or party to a Defined Benefit Plan.  Neither Yardville, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.  To the Knowledge of Yardville, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Yardville Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4.  All material contributions required to be made under the terms of any Yardville Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Yardville or any Yardville Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on the Yardville Financial Statements to the extent required by GAAP.  Yardville and its Subsidiaries have expensed and accrued as a liability future benefits (inclusive of amortization of past service costs and liabilities) under each applicable Yardville Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5.  (a)           Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.13.5(a), neither Yardville nor any Yardville Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Yardville Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(b)  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.13.5(b), there has been no communication to employees by Yardville or any Yardville Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits, and Yardville and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

4.13.6.  Yardville and its Subsidiaries do not maintain any Yardville Compensation and Benefit Plans covering employees who are nonresident aliens.

4.13.7.  With respect to each Yardville Compensation and Benefit Plan, if applicable, Yardville has made available to Acquirer copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8.  Except as disclosed in YARDVILLE DISCLOSURE SCHEDULE 4.13.8, neither Yardville nor any Yardville Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.9.  Except as disclosed in YARDVILLE DISCLOSURE SCHEDULE 4.13.9, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Yardville Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.10.  YARDVILLE DISCLOSURE SCHEDULE 4.13.10 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of Yardville, their title and rate of salary, and their date of hire.  YARDVILLE DISCLOSURE SCHEDULE 4.13.10 also sets forth any changes to any Yardville Compensation and Benefit Plan since June 30, 2006.

4.13.11.  Prior to the date hereof, the Board of Directors of Yardville has taken all action as is necessary and appropriate to terminate Yardville’s Change in Control Severance Compensation Plan as applied to the Merger and has provided to Acquirer the resolutions pursuant to which such plan has been so terminated.

Section 4.14.  Brokers, Finders and Financial Advisors.

Neither Yardville nor any Yardville Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Hovde Financial LLC and Boenning & Scattergood, Inc. by Yardville and the fee payable pursuant thereto.  True and correct copies of the engagement agreements with each of Hovde Financial LLC and Boenning & Scattergood, Inc., setting forth the fee payable to Hovde Financial LLC or Boenning & Scattergood, Inc., as applicable, for its respective services rendered to Yardville in connection with the Merger and transactions contemplated by this Agreement, are attached to YARDVILLE DISCLOSURE SCHEDULE 4.14.

Section 4.15.  Environmental Matters.

4.15.1.  Except as may be set forth in YARDVILLE DISCLOSURE SCHEDULE 4.15 with respect to Yardville and each Yardville Subsidiary:

(a)  Each of Yardville and the Yardville Subsidiaries, the Participation Facilities, and, to Yardville’s Knowledge, the Loan Properties are in substantial compliance with any applicable Environmental Laws;

(b)  Yardville has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Yardville’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Yardville Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Yardville Subsidiaries or any Participation Facility;

(c)  Yardville has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Yardville’s Knowledge, no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Yardville or any of the Yardville Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on any Loan Property;

(d)  To Yardville’s Knowledge, the properties currently owned or operated by Yardville or any Yardville Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(e)  Neither Yardville nor any Yardville Subsidiary during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)  To Yardville’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Yardville or any of the Yardville Subsidiaries or any Participation Facility, and to Yardville’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Yardville or any of the Yardville Subsidiaries or any Participation Facility, other than in compliance with applicable Environmental Laws; and

(g)  To Yardville’s Knowledge, during the period of (x) Yardville’s or any of the Yardville Subsidiaries’ ownership or operation of any of their respective current properties or (y) Yardville’s or any of the Yardville Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability to Yardville or a Yardville Subsidiary under the Environmental Laws.  To Yardville’s Knowledge, prior to the period of (x) Yardville’s or any of the Yardville Subsidiaries’ ownership or operation of any of their respective current properties or (y) Yardville’s or any of the Yardville Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability to Yardville or a Yardville Subsidiary under the Environmental Laws.

4.15.2.  “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Section 4.16.  Loan Portfolio.

4.16.1.  The allowance for loan losses reflected in Yardville’s audited consolidated statement of financial condition at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in Yardville’s Securities Documents for periods ending after December 31, 2006 are or will be, adequate, as of the respective dates thereof, under GAAP.

4.16.2.  YARDVILLE DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) all loans (including loan participations) of Yardville Bank or any other Yardville Subsidiary that have been accelerated during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (B) all loan commitments or lines of credit of Yardville Bank or any other Yardville Subsidiary that are contractually past due 90 days or more in the payment of principal and/or interest and which have been terminated by Yardville Bank or any other Yardville Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Yardville Bank or any other Yardville Subsidiary has given written notice of its intent to terminate during the past twelve months and that are contractually past due 90 days or more in the payment of principal and/or interest; (D) with respect to all commercial loans that are contractually past due 90 days or more in the payment of principal and/or interest (including commercial real estate loans), any demand letters from Yardville Bank or any other Yardville Subsidiary to any such borrowers during the past 12 months; (E) each borrower, customer or other party which has notified Yardville Bank or any other Yardville Subsidiary during the past twelve months of, or has asserted against Yardville Bank or any other Yardville Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Yardville Bank, each borrower, customer or other party which has given Yardville Bank or any other Yardville Subsidiary any oral notification of, or orally asserted to or against Yardville Bank or any other Yardville Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Yardville Bank or any Yardville Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3.  All loans receivable (including discounts) and accrued interest entered on the books of Yardville and the Yardville Subsidiaries arose out of bona fide arm’s-length transactions, were made or purchased for good and valuable consideration in the ordinary course of Yardville’s or the appropriate Yardville Subsidiary’s respective business, and the notes, agreements or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.16.3.  The loans, discounts and the accrued interest reflected on the books of Yardville and the Yardville Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.16.3, all such loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, owned by Yardville or the appropriate Yardville Subsidiary free and clear of any liens.  All such loans originated by Yardville or its Subsidiaries, and all such loans purchased, administered or serviced by Yardville or its Subsidiaries, are administered or serviced, as applicable, in accordance with customary lending standards of Yardville or its Subsidiaries, as applicable (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

4.16.4.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.16.4, (i) the notes and other evidences of indebtedness evidencing the loans described above (the “Loans”), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be, and (ii) each Loan, to the extent secured, has been secured by valid liens which have been perfected.

4.16.5.  None of the agreements pursuant to which Yardville or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.16.6.  Each of Yardville and each Yardville Subsidiary, as applicable, is approved by and is in good standing as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

4.16.7.  None of Yardville or any of its Subsidiaries is now nor has it ever been since December 31, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans.  Neither Yardville nor any of its Subsidiaries has received any notice that any Agency proposes to limit or terminate the underwriting authority of Yardville or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

4.16.8.  Each of Yardville and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

Section 4.17.  Securities Documents.

Yardville has made available to Acquirer copies of its (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended subsequent to December 31, 2006, (iii) proxy materials used or for use in connection with its meetings of stockholders held in 2006, 2005 and 2004, (iv) registration statements filed with the SEC since December 31, 2004 and (v) communications mailed by Acquirer to its stockholders since December 31, 2004 and prior to the date of this Agreement.  No such report, prospectus, proxy, registration statement or communication, at the time filed or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Such reports, prospectus, proxy materials and registration statements complied, at the time filed with the SEC (or as amended), in all material respects, with the Securities Laws.

Section 4.18.  Related Party Transactions.

Except as described in Yardville’s Annual Report on Form 10-K for the year ended December 31, 2006 (which has previously been provided to Acquirer), or as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.18, neither Yardville nor any Yardville Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Yardville.  All such loan transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of Yardville or any Yardville Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Yardville nor any Yardville Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Yardville is inappropriate.

Section 4.19.  Deposits.

Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.19, none of the deposits of Yardville or any Yardville Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

Section 4.20.  Anti-takeover Provisions Inapplicable; Required Vote.

4.20.1.  (i) The New Jersey Shareholders Protection Act, Section 14A:10A-1 etseq. of the NJBCA, is not applicable to the Merger, (ii) the approval of this Agreement and the Merger by the Board of Directors of Yardville constitutes approval of this Agreement and the Merger and the transactions contemplated hereby for purposes of Article VIII of Yardville’s Restated Certificate of Incorporation, and (iii) no other “moratorium”, “control share”, “fair price”, “super-majority”, “business combination” or other state anti-takeover laws and regulations (collectively, the “Takeover Laws”) are applicable to the Merger, the Bank Merger or the Merger Agreement.

4.20.2.  The affirmative vote of a majority of the issued and outstanding shares of Yardville Common Stock is required to approve this Agreement and the Merger under Yardville’s certificate of incorporation and the NJBCA.

Section 4.21.  Registration Obligations.

Neither Yardville nor any Yardville Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 4.22.  Risk Management Instruments.

All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Yardville’s own account, or for the account of one or more of Yardville’s Subsidiaries or their customers (all of which are set forth in YARDVILLE DISCLOSURE SCHEDULE 4.22), were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and in compliance with all applicable laws, rules, regulations and regulatory policies and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Yardville and its Subsidiaries, and with counterparties believed to be financially responsible at the time and able to understand (either alone or in consultation with their advisers) and to bear the risks of such agreement or arrangement; and each of them constitutes the valid and legally binding obligation of Yardville or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Yardville nor any Yardville Subsidiary, nor to the Knowledge of Yardville any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

Section 4.23.  Fairness Opinion.

The Board of Directors of Yardville has received written opinions from Hovde Financial, LLC and Boenning & Scattergood, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Yardville pursuant to this Agreement is fair to such stockholders from a financial point of view.  Such opinions have not been amended or rescinded as of the date of this Agreement.  Acquirer shall be promptly advised of any change, amendment or rescission of either such opinion.

Section 4.24.  Trust Accounts.

Yardville Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Yardville Bank nor any other Yardville Subsidiary, and to the Knowledge of Yardville, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 4.25.  Intellectual Property.

Yardville and each Yardville Subsidiary owns or possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms and in each case, free and clear of any liens) to use all Intellectual Property used in and material to their business, each without payment other than renewal or similar fees (which fees, if any, are currently paid as of the date hereof), and neither Yardville nor any Yardville Subsidiary has received any notice of infringement with respect thereto that asserts the rights of others.  Yardville and each Yardville Subsidiary have performed, in all material respects, the obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Yardville, the conduct of the business of Yardville and each Yardville Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.  No Person is otherwise violating any right of Yardville or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Yardville or its Subsidiaries and no Intellectual Property owned and/or licensed by Yardville or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 4.26.  Labor Matters.

There are no labor or collective bargaining agreements to which Yardville or any Yardville Subsidiary is a party.  To the Knowledge of Yardville, there is no union organizing effort pending or threatened against Yardville or any Yardville Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Yardville, threatened against Yardville or any Yardville Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Yardville, threatened against Yardville or any Yardville Subsidiary (other than routine employee grievances that are not related to union employees).  Yardville and each Yardville Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 4.27.  Internal Controls.

4.27.1.  None of Yardville or Yardville Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Yardville or the Yardville Subsidiaries or Yardville’s accountants, except as would not reasonably by expected to have a materially adverse effect on Yardville.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.27.1, Yardville (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Yardville, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Yardville by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Yardville’s outside auditors and the audit committee of Yardville’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Yardville’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Yardville’s internal controls over financial reporting.  These disclosures were made in writing by management to Yardville’s auditors and audit committee and a copy has previously been made available to Acquirer.  As of the date hereof and except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.27.1, there is no reason to believe that Yardville’s outside auditors and Yardville’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.27.2.  Except as set forth in YARDVILLE DISCLOSURE SCHEDULE 4.27.2, since December 31, 2006, (i) through the date hereof, neither Yardville nor any of the Yardville Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Yardville or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Yardville or any of the Yardville Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Yardville or any of the Yardville Subsidiaries, whether or not employed by Yardville or any of the Yardville Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Yardville or any of its officers, directors, employees or agents to the Board of Directors of Yardville or any committee thereof or to any director or officer of Yardville.

Section 4.28.  Yardville Warrants.

Any unexercised Yardville Warrant shall automatically expire at the Effective Time, unless exercised by 5:00 p.m. on the business day immediately preceding the Closing Date.

Section 4.29.  Yardville Information Supplied.

The information relating to Yardville and any Yardville Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations as to information supplied by Yardville specifically for inclusion or incorporation by reference in the Merger Registration Statement.

Section 4.30.  No Dissenters Rights.

Pursuant to Section 14A:11-1 of the NJBCA, no stockholder of Yardville shall have the right to dissent from this Agreement and to the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer makes the following representations and warranties to Yardville, subject to the standard set forth in Section 5.1, and except as set forth in the ACQUIRER DISCLOSURE SCHEDULE delivered by Acquirer to Yardville prior to the execution and delivery hereof.  Acquirer has made a good faith effort to ensure that the disclosure on each schedule of the ACQUIRER DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the ACQUIRER DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 5.1.  Standard.

No representation or warranty of Acquirer contained in this Article 5 shall be deemed untrue or incorrect, and Acquirer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article 5, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in (A) Sections 5.2.1, 5.3 (other than the last sentence of Section 5.2.1 and the second to last sentence of Section 5.3), and 5.4.2(i), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained and (B) Section 5.9, which shall be deemed untrue, incorrect and breached if not true and correct in all respects.

Section 5.2.  Organization.

5.2.1.  Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  Acquirer has full corporate power and authority to own or lease all of its properties or assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.  Acquirer Bank is a bank duly organized, validly existing and in good standing under the laws of the United States of America.  The deposits of Acquirer Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Acquirer Bank when due.

5.2.3.  Each Acquirer Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such Acquirer Subsidiary requires such qualification.  Each Acquirer Subsidiary has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

5.2.4.  Prior to the date of this Agreement, Acquirer has made available to Yardville true and correct copies of the certificate of incorporation or charter and bylaws of Acquirer.

Section 5.3.  Capitalization.

As of May 31, 2007 (the “Acquirer Capitalization Date”), the authorized capital stock of Acquirer consists of 800,000,000 shares of common stock, $5.00 par value, of which as of the Acquirer Capitalization Date, 344,178,399 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 20,000,000 shares of preferred stock, par value $1.00 per share (“Acquirer Preferred Stock”), of which 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series A, (“Acquirer Series A Preferred Stock”) of which 6,680 shares are outstanding, 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series B (“Acquirer Series B Preferred Stock”), of which 1,393 shares are outstanding, 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock, Series C (“Acquirer Series C Preferred Stock”), of which 140,612 shares are outstanding, 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series D (“Acquirer Series D Preferred Stock”), of which 192,472 shares are outstanding, 338,100 shares have been designated as $2.60 Cumulative Nonvoting Preferred Stock, Series E, of which no shares are outstanding, 6,000,000 shares have been designated as Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, of which no shares are outstanding, 450,000 shares have been designated as Series G Junior Participating Preferred Share Purchase Rights, of which no shares are outstanding, 7,500 shares have been designated as 7.00% Non-Cumulative Preferred Stock, Series H (“Acquirer Series H Preferred Stock”), of which no shares are outstanding, and 5,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Acquirer Series I Preferred Stock”), of which no shares are outstanding.  As of the Acquirer Capitalization Date, there are 8,644,368 shares of Acquirer Common Stock held by Acquirer as treasury stock.  As of the date hereof, except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.8 and except pursuant to (i) this Agreement, (ii) employee and director stock plans of Acquirer or a Subsidiary of Acquirer in effect as of the date of this Agreement, (iii) Acquirer Series A Preferred Stock, Acquirer Series B Preferred Stock, Acquirer Series C Preferred Stock, Acquirer Series D Preferred Stock, Acquirer Series H Preferred Stock and Acquirer Series I Preferred Stock, and (iv) Acquirer’s dividend reinvestment plan and stock repurchase plans entered into by Acquirer from time to time, neither Acquirer nor any Acquirer Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Acquirer Common Stock, or any other security of Acquirer or any securities representing the right to vote, purchase or otherwise receive any shares of Acquirer Common Stock or any other security of Acquirer.  As of the date hereof, no Voting Debt of Acquirer is issued and outstanding.

Section 5.4.  Authority; No Violation.

5.4.1.  Acquirer has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Acquirer and the completion by Acquirer of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Acquirer, and no other corporate proceedings on the part of Acquirer are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Acquirer, and subject to approval by the stockholders of Yardville and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Yardville, constitutes the valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.  The execution and delivery of this Agreement by Acquirer, the consummation of the transactions contemplated hereby, and compliance by Acquirer with any of the terms or provisions hereof will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation charter or bylaws of Acquirer or Acquirer Bank; (ii) assuming receipt of Regulatory Approvals and Yardville’s and Acquirer’s compliance with any conditions contained therein, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquirer or Acquirer Bank or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Acquirer or Acquirer Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Acquirer.

Section 5.5.  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania, (c) the filing of the Certificate of Merger with the State Treasurer of the State of New Jersey, (d) the filing with and/or acceptance by the appropriate Bank Regulator of articles of merger or similar documentation with respect to the Bank Merger, (e) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (f) approval of the listing of Acquirer Common Stock to be issued in the Merger on the Stock Exchange, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquirer Common Stock pursuant to this Agreement, (h) the approval of this Agreement by the requisite vote of the stockholders of Yardville, and (i) supplemental indentures with trustees of certain of the Yardville Trusts, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Acquirer’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with the execution and delivery of this Agreement by Acquirer.

Section 5.6.  Availability of Funds.

Acquirer has, and at the Effective Time will have, available to it sources of capital and financing sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated hereby.

Section 5.7.  Financial Statements/Regulatory Reports.

5.7.1.  The Acquirer Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  Acquirer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with (i) any Bank Regulator, (ii) the SEC and (iii) each other applicable Governmental Entity, and all other reports and statements required to be filed since December 31, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Bank Regulator or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

5.7.2.  Acquirer has previously made available to Yardville an accurate and complete copy of the Acquirer Financial Statements.  The Acquirer Financial Statements (i) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form), (ii) have been prepared from, and are in accordance with, the books and records of Acquirer and the Acquirer Subsidiaries, (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Acquirer and the Acquirer Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof or as of the respective dates therein set forth, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of Acquirer and the Acquirer Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Acquirer as a result of or in connection with any disagreements with Acquirer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.3.  At the date of each balance sheet included in the Acquirer Financial Statements or the Acquirer Regulatory Reports neither Acquirer nor any Acquirer Subsidiary, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Acquirer Financial Statements or in the footnotes thereto or the Acquirer Regulatory Reports which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 5.8.  Taxes

Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.8, Acquirer has duly filed all material federal, state and local Tax Returns required to be filed by or with respect to Acquirer and each Acquirer Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due or claimed to be due from Acquirer and any Acquirer Subsidiary by any taxing authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which: (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings and have been reserved against in accordance with GAAP in the Acquirer Financial Statements.

Section 5.9.  No Material Adverse Effect.

Acquirer and its subsidiaries, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2006 through the date hereof, and no events have occurred or circumstances arisen since that date which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Acquirer.

Section 5.10.  Ownership of Property.

5.10.1.  Acquirer and each Acquirer Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Acquirer or each Acquirer Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Acquirer Regulatory Reports and in the Acquirer Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Acquirer Subsidiary acting in a fiduciary capacity; (ii) those reflected in the notes to the Acquirer Financial Statements; and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith (collectively, “Acquirer Permitted Encumbrances”).  Acquirer and the Acquirer Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Acquirer and its Subsidiaries in the conduct of their businesses or otherwise reflected in the Acquirer Financial Statements to occupy or use all such properties as presently occupied and used by each of them and such right is free and clear of all material encumbrances, liens, mortgages, security interests or pledges of any nature whatsoever, except for Acquirer Permitted Encumbrances.  There are no pending or, to the knowledge of Acquirer, threatened condemnation proceedings against such leased or owned real property.  Acquirer and its Subsidiaries are in compliance with all applicable health and safety related requirements for such owned and leased real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Section 5.11.  Legal Proceedings.

5.11.1.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.11 as of the date of this Agreement, neither Acquirer nor Acquirer Bank is a party to any, and there are no pending or, to the Knowledge of Acquirer, threatened legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory investigations or inquiries of any nature against Acquirer or Acquirer Bank or requesting equitable relief, or to which Acquirer or Acquirer Bank assets are or may be subject.

5.11.2.  There is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Acquirer, Acquirer Bank or the assets of Acquirer or Acquirer Bank.

Section 5.12.  Compliance With Applicable Law.

5.12.1.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.12.1, each of Acquirer and each Acquirer Subsidiary is in compliance in all material respects with all, and are not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, including, without limitation, the Sarbanes-Oxley Act, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Acquirer nor any Acquirer Subsidiary has received any written notice of any material violation that is currently outstanding.

5.12.2.  Each of Acquirer and each Acquirer Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Government Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Acquirer, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.3.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.12.3, and as such disclosure may be otherwise permitted by law and except for normal examinations conducted by a Bank Regulator or Governmental Entity in the ordinary course of the business of Acquirer and any Acquirer Subsidiary, no Bank Regulator or Governmental Entity has initiated since December 31, 2004 or has pending any proceeding, enforcement action or, to Acquirer’s Knowledge, investigation into the business, disclosures or operations of Acquirer or any Acquirer Subsidiary.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.12.3, and as such disclosure may be otherwise permitted by law, since December 31, 2004, no Bank Regulator or Governmental Entity has resolved any proceeding, enforcement action or, to Acquirer’s Knowledge, investigation into the business, disclosures or operations of Acquirer or any Acquirer Subsidiary, and there is no unresolved violation, criticism, comment or exception by any Bank Regulator or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Acquirer or any Acquirer Subsidiary.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.12.3, and as such disclosure may be otherwise permitted by law, for the period beginning December 31, 2004, neither Acquirer nor any Acquirer Subsidiary has received any written notification or, to the Knowledge of Acquirer, any other communication from any Bank Regulator (i) asserting that Acquirer or any Acquirer Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Acquirer or any Acquirer Subsidiary; (iii) requiring or threatening to require Acquirer or any Acquirer Subsidiary, or indicating that Acquirer or any Acquirer Subsidiary may be required, to enter into a cease and desist order, consent order, agreement or memorandum of understanding or any other agreement or undertaking (formal or informal) restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Acquirer or any Acquirer Subsidiary or that in any manner relates to its capital adequacy, the payment of dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999) (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Acquirer Regulatory Agreement”).  Neither Acquirer nor any Acquirer Subsidiary has consented to or entered into any currently effective Acquirer Regulatory Agreement.  Acquirer Bank is and, to the Acquirer’s Knowledge there has not been any event or occurrence since December 31, 2004 that could reasonably be expected to result in a determination that Acquirer Bank is not, “well capitalized” and “well managed” as a matter of U.S. federal banking law.  The most recent regulatory rating given to Acquirer Bank as to compliance with the CRA is satisfactory or better.

5.12.4.  Acquirer and each Acquirer Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 5.13.  Environmental Matters.

5.13.1.  Except as disclosed in ACQUIRER DISCLOSURE SCHEDULE 5.13.1, to the Knowledge of Acquirer, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Acquirer or any of Acquirer Subsidiary.  To the Knowledge of Acquirer, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Acquirer or any Acquirer Subsidiary by reason of any Environmental Laws.  Neither Acquirer nor any Acquirer Subsidiary during the past five years has received any written notice from any Person that Acquirer or any Acquirer Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Acquirer or any Acquirer Subsidiary.

5.13.2.  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Acquirer’s Knowledge, threatened, before any court, governmental agency or other forum against Acquirer or any Acquirer Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of Acquirer or any Acquirer Subsidiary.

Section 5.14.  Securities Documents.

Acquirer has made available to Yardville copies of its: (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004; (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2007, 2006 and 2005, (iv) registration statements filed with the SEC since December 31, 2004 and (v) communications mailed by Acquirer to its stockholders since December 31, 2004 and prior to the date of this Agreement.  No such report, prospectus, proxy, registration statement or communication, at the time filed or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Such reports, proxy materials and registration statements complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

Section 5.15.  Brokers, Finders and Financial Advisors.

Neither Acquirer nor any Acquirer Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Citigroup Global Markets Inc. by Acquirer and the fee payable pursuant thereto.

Section 5.16.  Acquirer Common Stock.

The shares of Acquirer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 5.17.  Reserved.

Section 5.18.  Acquirer Information Supplied.

The information relating to Acquirer and any Acquirer Subsidiary to be contained in the Merger Registration Statement, or in any of the documents filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Securities Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Acquirer with respect to statements made or incorporated by reference therein based on information supplied by Yardville specifically for inclusion or incorporation by reference in the Merger Registration Statement.

Section 5.19.  Internal Controls.

5.19.1.  None of Acquirer or Acquirer Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its subsidiaries or accountants except as would not reasonably by expected to have a materially adverse effect on Acquirer.  Acquirer (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Acquirer, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Acquirer by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Acquirer’s outside auditors and the audit committee of Acquirer’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Acquirer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquirer’s internal controls over financial reporting.  These disclosures were made in writing by management to Acquirer’s auditors and audit committee and a copy has previously been made available to Acquirer.  As of the date hereof, there is no reason to believe that Acquirer’s outside auditors and Acquirer’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

5.19.2.  Since December 31, 2006, (i) through the date hereof, neither Acquirer nor any of the Acquirer Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquirer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquirer or any of the Acquirer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquirer or any of the Acquirer Subsidiaries, whether or not employed by Acquirer or any of the Acquirer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquirer or any of its officers, directors, employees or agents to the Board of Directors of Acquirer or any committee thereof or to any director or officer of Acquirer.

ARTICLE 6

COVENANTS OF YARDVILLE

Section 6.1.  Conduct of Business.

6.1.1.  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Acquirer, Yardville will, and it will cause each Yardville Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and not voluntarily take any action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for consummation of the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.  Negative Covenants.  Yardville agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in YARDVILLE DISCLOSURE SCHEDULE 6.1.2, or consented to by Acquirer in writing (which consent shall not be unreasonably withheld or delayed with respect to paragraphs (e), (m), (s), (v), (w), (z) and (aa) below), it will not, and it will cause each Yardville Subsidiary not to:

(a)  change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(b)  change the number of authorized or issued shares of its capital stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Yardville Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Yardville may issue shares of Yardville Common Stock upon the valid exercise, in accordance with the information set forth in YARDVILLE DISCLOSURE SCHEDULE 4.3.1, of presently outstanding Yardville Options issued under the Yardville Option Plan, (ii) Yardville may continue to pay its regular quarterly cash dividend of $0.115 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by Yardville prior to the Effective Time and the payment thereof shall be coordinated with Acquirer so that holders of Yardville Common Stock do not receive dividends on both Yardville Common Stock and Acquirer Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Yardville Common Stock or Acquirer Common Stock received in the Merger in respect of such quarter), and (iii) any Yardville Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice;

(c)  enter into, renew, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business consistent with past practice or as set forth in Section 6.1.2(w) (other than any contract or agreement that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Yardville or its Subsidiaries or their businesses to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Yardville or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Acquirer or its Subsidiaries, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Yardville or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business);

(d)  make application for the opening, relocation or closing of any, or open or close any, branch or automated banking facility;

(e)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend (including by way of interpretation) any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on YARDVILLE DISCLOSURE SCHEDULES 4.9.1 and 4.13.1; or (ii) as to non-executive employees, the payment of bonuses and increases in annual base salaries at times and in amounts not to exceed three percent (3%) in the aggregate or five percent (5%) for any individual in the ordinary course of business consistent with past practice.  Neither Yardville nor any Yardville Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that Yardville or any Yardville Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(f)  enter into or, except as may be required by law, modify any Yardville Compensation and Benefit Plan; or make any contributions to any Pension Plan that are not required, provided that any modification to comply with Section 409A of the Code shall be made in consultation with Acquirer;

(g)  merge or consolidate Yardville or any Yardville Subsidiary with any other corporation; sell or lease all or any material portion of the assets or business of Yardville or any Yardville Subsidiary; make any acquisition of all or any material portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Yardville, or any Yardville Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Yardville Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(h)  (i) sell, transfer, mortgage, encumber or otherwise dispose of any property or asset of Yardville or of any Yardville Subsidiary other than in the ordinary course of business consistent with past practice; (ii) except for transactions with the FHLB, subject any asset of Yardville or of any Yardville Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or (iii) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance or capital contribution to, or investment in, any Person, except in the ordinary course of business consistent with past practice;

(i)  take any action which would result in any of the representations and warranties of Yardville set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article 9 hereof not being satisfied, except in each case as may be required by applicable law;

(j)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Yardville or any Yardville Subsidiary;

(k)  cancel, waive, release, grant or transfer any rights of value under or modify or change in any respect any existing material indebtedness to which Yardville or any Yardville Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(l)  (A) purchase any equity securities, or purchase any securities other than securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) with a weighted average life of not more than five years; and (iii) otherwise in the ordinary course of business consistent with past practice or (B) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(m)  except for existing loans and credit facilities and commitments issued prior to the date of this Agreement which have not yet expired set forth on YARDVILLE DISCLOSURE SCHEDULE 6.1.2(m), renew any existing loan or credit facility or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of (i) $3,000,000 for a commercial real estate loan; (ii) $2,000,000 for a commercial business loan; or (iii) any nonconforming residential loans to be originated for retention in the loan portfolio;

(n)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(o)  enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(p)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(q)  restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, except in consultation (in advance of any restructuring or material change except to the extent not commercially practicable) with Acquirer, or the manner in which the portfolio is classified or reported;

(r)  except for the execution and approval of this Agreement, and the consummation of transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Yardville Compensation and Benefit Plan;

(s)  make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than as disclosed in Yardville’s capital budget (which is attached as YARDVILLE DISCLOSURE SCHEDULE 6.1.2(s));

(t)  purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section;

(u)  sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) or OREO properties;

(v)  (i) undertake, renew, extend or enter into any lease, contract or other commitment for its account that is not subject to termination on thirty (30) days or less written notice without penalty or premium (other than in the normal course of providing credit to customers as part of its banking business), or containing any financial commitment extending beyond 12 months from the date hereof, or (ii) enter, renew or extend any branch facility lease except in the ordinary course of business consistent with past practice and after consultation with Acquirer;

(w)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any payments, discharges, settlements or compromises in the ordinary course of business consistent with past practice that involve solely money damages in the amount, net of insurance proceeds, not in excess of $100,000 individually or $250,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(x)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(z)  prior to making any written or oral communications to the employees of Yardville or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Yardville shall provide Acquirer with a copy or description of the intended communication, Acquirer shall have a reasonable period of time to review and comment on the communication, and Acquirer and Yardville shall cooperate in providing any such mutually agreeable communication;

(aa)  issue any broadly distributed communication of a general nature to customers without the prior approval of Acquirer (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(bb)  make, change or revoke any material Tax election, change any method of Tax accounting, adopt or change any Taxable year or period, enter into any closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material claim for Taxes or make or surrender any material claim for a refund of Taxes

(cc)  make any material investment for its own account, which is not described in another subsection of this Section 6.1.2, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(dd)  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or

(ee)  agree to do any of the foregoing.

Section 6.2.  Current Information.

6.2.1.  During the period from the date of this Agreement to the Effective Time, Yardville will cause one or more of its representatives to confer with representatives of Acquirer and report the general status of its ongoing operations at such times as Acquirer may reasonably request.  Yardville will promptly notify Acquirer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Yardville or any Yardville Subsidiary.

6.2.2.  Yardville Bank and Acquirer Bank shall meet on a regular basis to discuss and plan for the conversion of Yardville Bank’s data processing and related electronic informational systems to those used by Acquirer Bank, which planning shall include, but not be limited to, discussion of the possible termination by Yardville Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Yardville Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Yardville Bank shall not be obligated to take any such action prior to the Effective Time and, unless Yardville Bank otherwise agrees, no conversion shall take place prior to the Effective Time, with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.  In the event that Yardville Bank takes, at the request of Acquirer Bank, any action relative to third parties to facilitate the conversion, Acquirer Bank shall indemnify Yardville Bank for any out-of-pocket costs incurred therewith, including fees, charges and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Yardville, or a termination of this Agreement under Section 11.1.7 or 11.1.8.

6.2.3.  Yardville Bank shall provide Acquirer Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (v) and impaired loans. On a monthly basis, Yardville Bank shall provide Acquirer Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.  Yardville shall promptly inform Acquirer upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Yardville or any Yardville Subsidiary under any labor or employment law.

Section 6.3.  Access to Properties and Records.

In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties to this Agreement, subject to Section 12.1 hereof, Yardville shall permit Acquirer and its officers, employees, counsel, accountants and other authorized representatives, reasonable access, upon reasonable notice and throughout the period before the Effective Time, to its resources, personnel and properties and those of the Yardville Subsidiaries, and shall disclose and make available to Acquirer and its officers, employees, counsel, accountants and other authorized representatives during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter Yardville reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Acquirer may have a reasonable interest; provided, however, that Yardville shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel; provided, further, that the parties shall make appropriate substitute disclosure arrangements.  Yardville shall cooperate with Acquirer in preparing for the  integration of employees, including by providing access thereto, and transfer and conversion of compensation and employee benefit plans, programs and arrangements, for employees from those of Yardville to those of Acquirer or its appropriate Subsidiary.  Yardville shall upon Acquirer’s reasonable request provide Acquirer with access to Yardville’s records and systems for the purpose of allowing Acquirer to obtain account and transaction information in connection with Acquirer’s efforts to complete a migration or integration of such data into its systems and planning for same.  Such access shall include, without limitation, computer data linkage to Yardville’s system prior to the Effective Time if Acquirer deems that to be reasonably necessary or appropriate.  Yardville hereby consents to Acquirer sharing such information, on a confidential basis and in compliance with the provisions of  the Gramm-Leach-Bliley Act and any applicable regulations, with such vendors as Acquirer deems to be necessary or appropriate for the purpose of preparing for and implementing the required systems integration or account migration.  Yardville shall provide and shall request its auditors to provide Acquirer with such historical financial information regarding it (and related audit reports and consents) as Acquirer may reasonably request for securities disclosure purposes.  Acquirer shall use commercially reasonable best efforts to minimize any interference with Yardville’s regular business operations during any such access to Yardville’s property, books and records.  Yardville and each Yardville Subsidiary shall permit Acquirer, at Acquirer’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Yardville or any Yardville Subsidiary.

Section 6.4.  Financial and Other Statements.

6.4.1.  Promptly upon receipt thereof, Yardville will furnish to Acquirer copies of each annual, interim or special audit of the books of Yardville and the Yardville Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Yardville by such accountants in connection with each annual, interim or special audit of the books of Yardville and the Yardville Subsidiaries made by such accountants.

6.4.2.  As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Yardville will deliver to Acquirer the Securities Documents filed by it with the SEC under the Securities Laws unless the Securities Documents are available on the EDGAR System maintained by the SEC, in which instance, Yardville shall notify Acquirer of the filing on the date thereof.  Yardville will furnish to Acquirer copies of all documents, statements and reports as it or any Yardville Subsidiary shall send to its stockholders, the FDIC, the Federal Reserve, the OCC or any other Regulatory Authority, except as legally prohibited thereby.  Within twenty-five (25) days after the end of each month, Yardville will deliver to Acquirer a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.  With reasonable promptness, Yardville will furnish to Acquirer such additional financial data that Yardville possesses and as Acquirer may reasonably request, including without limitation, loan reports.

Section 6.5.  Maintenance of Insurance.

Yardville shall maintain, and shall cause each Yardville Subsidiary to maintain, insurance in such amounts as Yardville deems reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

Section 6.6.  Disclosure Supplements.

From time to time prior to the Effective Time, Yardville will promptly supplement or amend the YARDVILLE DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such YARDVILLE DISCLOSURE SCHEDULE or which is necessary to correct any information in such YARDVILLE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby.  No supplement or amendment to such YARDVILLE DISCLOSURE SCHEDULE shall have any effect for the purpose of (i) determining satisfaction of the conditions set forth in Article 9 or (ii) the provisions of Article 11, and shall be for informational purposes only.

Section 6.7.  Consents and Approvals of Third Parties.

Yardville shall use all reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Yardville shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

Section 6.8.  All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Yardville agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.9.  Failure to Fulfill Conditions.

In the event that Yardville determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Acquirer.

Section 6.10.  No Solicitation.

From and after the date hereof until the termination of this Agreement, neither Yardville, nor any Yardville Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Yardville or any of its Subsidiaries), will, directly or indirectly, (i) initiate, solicit, encourage or take any other action that is designed to facilitate (including by way of furnishing non-public information or assistance) any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or (iii) enter into any agreement regarding any Acquisition Proposal or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by any of its Subsidiaries to take any such action.  Yardville shall notify Acquirer orally (within one day) and in writing (as promptly as practicable) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Yardville or any of its Subsidiaries or for access to the properties, books or records of Yardville or any Subsidiary by any Person or entity that informs the Board of Directors of Yardville or any Subsidiary that it is considering making, or has made, an Acquisition Proposal.  Such notice to Acquirer shall include all of the relevant details relating to such inquiry, proposal, modification or amendment which Yardville or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters.  Yardville shall keep Acquirer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.  Yardville shall also promptly, and in any event within 24 hours, notify Acquirer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with the following sentence.  Notwithstanding the foregoing, nothing contained in this Section 6.10 shall prohibit the Board of Directors of Yardville from furnishing information to, or entering into discussions or negotiations, with any Person that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Yardville determines in good faith that such Acquisition Proposal, if consummated, is reasonably likely to result in a transaction more favorable to Yardville’s stockholders, (B) the Board of Directors of Yardville, after consultation with and after considering the advice of outside legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such Person would be reasonably likely to violate the Board of Directors of Yardville’s fiduciary duties under New Jersey law; (C) such Acquisition Proposal was not solicited by Yardville and did not otherwise result from a breach of this Section 6.10 by Yardville (such proposal that satisfies (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) Yardville promptly (but in no event later than 24 hours after receipt) notifies Acquirer in writing of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Yardville or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement on terms substantially similar to, and no less favorable to Yardville than, those contained in the Confidentiality Agreement; and (E) the Yardville Stockholders Meeting has not occurred.  Yardville shall promptly provide to Acquirer any non-public information that is provided to the Person making such Acquisition Proposal or its representatives which was not previously provided to Acquirer.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Yardville or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, share exchange, mortgage, pledge, transfer or other disposition or change in control of the consolidated assets (including for this purpose the outstanding equity securities of subsidiaries of Yardville and securities of the entity surviving any merger or business combination including any of Yardville’s Subsidiaries) of Yardville, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Yardville and its Subsidiaries, taken as a whole, immediately prior to such transaction; (iii) any tender offer or exchange offer, or acquisition from Yardville, pursuant to which any person (or group of persons) (other than Acquirer or its affiliates) directly or indirectly, acquires or would acquire more than 25% or more of the outstanding shares of capital stock of Yardville or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, or the filing of a registration statement under the Securities Act in connection therewith; (iv) or any other consolidation, business combination, recapitalization or similar transaction involving Yardville or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Yardville immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Yardville Common Stock immediately prior to the consummation thereof, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.10.1.  Yardville and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquirer) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Acquirer who have been furnished confidential information regarding Yardville in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.  Yardville agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Yardville or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.  Neither Yardville nor the Board of Directors of Yardville shall approve or take any action to render inapplicable to any Acquisition Proposal the New Jersey Shareholders Protection Act, Section 14A:10A-1 etseq. of the NJBCA, or any similar Takeover Laws.

6.10.2.  Yardville shall ensure that the executive officers, directors, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Yardville or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Yardville or its Subsidiaries, at the direction or with the consent of Yardville or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by Yardville.

6.10.3.  Nothing contained in this Section 6.10 shall prohibit Yardville or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

Section 6.11.  Reserves and Merger-Related Costs.

Yardville agrees to consult with Acquirer with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  Acquirer and Yardville shall also consult with respect to the character, amount and timing of restructuring charges to be taken by Yardville in connection with the transactions contemplated hereby and shall take such charges as Acquirer shall reasonably request, provided that no such actions need be effected until the conditions set forth in Sections 9.1. and 9.3 have been satisfied and until Acquirer shall have irrevocably certified to Yardville that all conditions set forth in Article 9 to the obligation of Acquirer to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.  No action taken by Yardville in accordance with this Section 6.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Section 6.12.  Takeover Laws.

If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement (other than with respect to any Acquisition Proposal), Yardville, in conjunction with Acquirer, and the members of Yardville’s Board of Directors, in conjunction with Acquirer’s Board of Directors, will use reasonable best efforts to grant such approvals and take such actions as are necessary (other than any action requiring the approval of Yardville’s stockholders other than as contemplated by Section 8.1) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Laws on any of the transactions contemplated by this Agreement.

Section 6.13.  Yardville Warrants.

Yardville shall provide the holders of the Yardville Warrants with any notice required by the terms of the Yardville Warrants as a result of the entry into this Agreement or the consummation of the transactions contemplated hereunder.

ARTICLE 7

COVENANTS OF ACQUIRER

Section 7.1.  Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Yardville, Acquirer will not, and will cause Acquirer Bank not to, voluntarily take any action, unless required by applicable law or regulation, that would: (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the consummation of the transactions contemplated hereby; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in any of the conditions set forth in Article 9 hereof not being satisfied, or any of its representations or warranties in this Agreement becoming untrue as of any date after the date hereof, subject to opportunity to cure as set forth in Section 11.1.2.

Section 7.2.  Current Information.

During the period from the date of this Agreement to the Effective Time, Acquirer will cause one or more of its representatives to confer with representatives of Yardville and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Yardville may reasonably request.  Acquirer will promptly notify Yardville of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Acquirer or any Acquirer Subsidiary.

Section 7.3.  Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Acquirer will deliver to Yardville the Securities Documents filed by it with the SEC under the Securities Laws.  Acquirer will furnish to Yardville copies of all documents, statements and reports as it or Acquirer Bank file with, or receive from, any Bank Regulatory or other Governmental Entity with respect to the Merger and the Bank Merger.

Section 7.4.  Disclosure Supplements.

From time to time prior to the Effective Time, Acquirer will promptly supplement or amend the ACQUIRER DISCLOSURE SCHEDULES delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ACQUIRER DISCLOSURE SCHEDULE or which is necessary to correct any information in such ACQUIRER DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby.  No supplement or amendment to such ACQUIRER DISCLOSURE SCHEDULE shall have any effect for the purpose of (i) determining satisfaction of the conditions set forth in Article 9 or (ii) the provisions of Article 11, and shall be for informational purposes only.

Section 7.5.  Consents and Approvals of Third Parties.

Acquirer shall use all reasonable best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 7.6.  All Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Acquirer agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 7.7.  Failure to Fulfill Conditions.

In the event that Acquirer determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Yardville.

Section 7.8.  Employee Benefits.

7.8.1.  Subject to Section 4.9.4, Acquirer agrees that it will honor all Yardville Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time as disclosed in the YARDVILLE DISCLOSURE SCHEDULE, subject to any amendment or termination thereof that may be required by the terms of this Agreement or permitted by the terms of the applicable Yardville Compensation and Benefit Plans.  Acquirer will review all Yardville Compensation and Benefit Plans that are generally and uniformly provided to employees to determine whether to maintain, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by Yardville or any Yardville Subsidiary are changed or terminated by Acquirer, in whole or in part, Acquirer shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Acquirer or its applicable Acquirer Subsidiary (as of the date any such compensation or benefit is provided).  Continuing Employees who become participants in an Acquirer compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes except for vacation or as otherwise specifically set forth herein) be given credit for meeting eligibility and vesting requirements (except for vesting requirements applicable to any defined benefit pension plan maintained by the Acquirer or its Affiliates) in such plans for service as an employee of Yardville or any Yardville Subsidiary or any predecessor thereto prior to the Effective Time.  For one year following the Effective Time, Continuing Employees shall participate in the Acquirer’s Displaced Employee Assistance Plan as it may be in effect from time to time, provided, however, that the level of cash severance benefits payable thereunder shall equal the greater of the benefits payable under the Displaced Employee Assistance Plan or the benefits which would have been payable under the Yardville Change in Control Severance Compensation Plan had it not been terminated.  From and after the one year anniversary of the Effective Time, Continuing Employees shall participate in the Acquirer’s Displaced Employee Assistance Plan as it may be in effect from time to time.  This Agreement shall not be construed to limit the ability of Acquirer or Acquirer Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.8.2.  In the event of any termination or consolidation of any Yardville health plan with any Acquirer health plan, Acquirer shall make available to employees of Yardville or any Yardville Subsidiary who are employed by Acquirer or a Acquirer Subsidiary at or after the Effective Time (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to Acquirer employees.  Unless a Continuing Employee affirmatively terminates coverage under a Yardville health plan prior to the time that such Continuing Employee becomes eligible to participate in the Acquirer health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Yardville health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits generally available to all employees of Acquirer and Acquirer Bank and their dependents.  In the event of a termination or consolidation of any Yardville health plan, terminated Yardville employees and qualified beneficiaries will have the right to continued coverage under group health plans of Acquirer in accordance with Code Section 4980B(f), consistent with the provisions below.  In the event of any termination of any Yardville health plan, or consolidation of any Yardville health plan with any Acquirer health plan, any coverage limitation under the Acquirer health plan due to any pre-existing condition shall be waived by the Acquirer health plan to the degree that such condition was covered by the Yardville health plan and such condition would otherwise have been covered by the Acquirer health plan in the absence of such coverage limitation.  All Yardville Employees who cease participating in a Yardville health plan and become participants in a comparable Acquirer health plan shall receive credit for any co-payment and deductibles paid under Yardville’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Acquirer health plan, upon substantiation, in a form satisfactory to Acquirer that such co-payment and/or deductible has been satisfied.

7.8.3.  This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives.  Without limiting the generality of Section 12.5, nothing in this Section 7.8, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (ii) shall require the Acquirer to maintain any specific Yardville Compensation and Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time; and (iii) shall constitute an amendment to any Yardville Compensation and Benefit Plan or any Acquirer compensation or benefit plan or arrangement.

Section 7.9.  Directors and Officers Indemnification and Insurance.

7.9.1.  Acquirer shall maintain in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Yardville (provided, that Acquirer may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to or at the Effective Time; provided, however, that in no event shall Acquirer be required to expend in the aggregate pursuant to this Section 7.9.1 more than 150% of the annual cost currently expended by Yardville with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquirer shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount.  In connection with the foregoing, Yardville agrees in order for Acquirer to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2.  In addition to 7.9.1, from and after the Effective Time, Acquirer shall indemnify and hold harmless each person who is now, or who has been at any time before the date hereof, or who becomes before the Effective Time, an officer or director of Yardville (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Acquirer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Yardville or a Yardville Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Yardville’s Certificate of Incorporation or Bylaws to the extent permitted by applicable law.  Acquirer shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 7.9.2.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify Acquirer (but the failure to so notify Acquirer shall not relieve Acquirer from any obligations which it may have under this Section 7.9.2, except to the extent such failure materially prejudices Acquirer) and shall deliver to Acquirer the undertaking referred to in the previous sentence.  In the event of any such Claim (whether arising before or after the Effective Time) (1) Acquirer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Acquirer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof (provided, however, that Acquirer shall not settle, compromise or consent to the entry of any judgment with respect to any Claim brought against such Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising with respect to such Claim or such Indemnified Party otherwise consents), except that if Acquirer elects not to assume such defense, or legal counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Acquirer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Acquirer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no indemnification shall be available to the extent the person seeking indemnification has not acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Yardville or a Yardville Subsidiary or its successor, and with respect to any criminal proceeding, had reasonable cause to believe his conduct was unlawful, such determination to be made by a majority vote of a quorum consisting of the Directors of Acquirer who are not involved in such proceeding.

7.9.3.  Acquirer shall pay all expenses (including attorneys’ fees) that may be reasonably incurred by an Indemnified Party in enforcing the indemnity and other obligations of Acquirer under this Section 7.9; provided, however, that Acquirer shall not be required to pay such expenses contemplated and shall be entitled to repayment of any advance payments of such expenses from an Indemnified Party if it is adjudicated or determined that such Indemnified Party is not entitled to indemnity under this Section 7.9.

7.9.4.  In the event that either Acquirer or any of its successors or assigns, to the extent not assumed by operation of law, transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquirer shall assume the obligations set forth in this Section 7.9.

7.9.5.  The obligations of Acquirer provided under this Section 7.9 are intended to be enforceable against Acquirer directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Acquirer.

Section 7.10.  Stock Listing.

Acquirer agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the Acquirer Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Acquirer Common Stock to be issued in the Merger.

Section 7.11.  Stock Reserve.

Acquirer agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

Section 7.12.  Section 16(b) Exemption.

Acquirer and Yardville agree that, in order to most effectively compensate and retain Yardville Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Yardville Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Yardville Common Stock into shares of Acquirer in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12.  Assuming that Yardville delivers to Acquirer the Yardville Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Acquirer, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Yardville Insiders (as defined below) of Acquirer Common Stock in exchange for shares of Yardville Common Stock and/or New Options for Yardville Options, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Yardville Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.  “Yardville Section 16 Information” means information accurate in all material respects regarding the Yardville Insiders, the number of shares of Yardville Common Stock held by each such Yardville Insider and expected to be exchanged for Acquirer Common Stock in the Merger.  “Yardville Insiders” means those officers and directors of Yardville who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to Acquirer Common Stock subsequent to the Effective Time.

ARTICLE 8

REGULATORY AND OTHER MATTERS

Section 8.1.  Yardville Stockholders Meeting.

8.1.1.  Yardville will promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Yardville Stockholders Meeting”), for the purpose of considering this Agreement and the Merger as soon as practicable after the Merger Registration Statement is declared effective.  Subject to the next sentence, the Board of Directors of Yardville has adopted resolutions recommending to the stockholders of Yardville the adoption of this Agreement and shall (i) recommend approval of this Agreement by the Yardville stockholders, (ii) take all reasonable lawful action to solicit approval of this Agreement by the Yardville stockholders and (iii) not withdraw, modify or change in any manner adverse to Acquirer such favorable recommendation.  The Board of Directors of Yardville may withdraw, modify or qualify any such recommendation only in connection with a Superior Proposal and only if the Board of Directors of Yardville determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would be reasonably likely to violate its fiduciary obligations under applicable law.  Notwithstanding any such withdrawal, modification, or qualification, this Agreement and such other matters shall be submitted to the stockholders for the purpose of approving the Agreement and such other matters, and nothing contained herein shall be deemed to relieve Yardville of such obligation, provided, however, that if the Board of Directors of Yardville shall have withdrawn, modified or qualified its recommendation, then in submitting this Agreement to stockholders of Yardville, the Board of Directors of Yardville may submit this Agreement to the stockholders of Yardville without recommendation (although the resolutions approving and adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Yardville may communicate the basis for its lack of a recommendation to the stockholders of Yardville in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

8.1.2.  Yardville may postpone or adjourn the Yardville Stockholders Meeting to the extent the parties reasonably believe is necessary to ensure than any supplement or amendment to the Proxy Statement-Prospectus (as defined below) is provided sufficiently in advance of a stockholder vote on this Agreement and the Merger, including, without limitation, in connection with any amendment of the Proxy Statement-Prospectus contemplated by Section 8.2.3.

Section 8.2.  Proxy Statement-Prospectus.

8.2.1.  For the purposes (x) of registering Acquirer Common Stock to be offered to holders of Yardville Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Yardville Stockholders Meeting, Acquirer and Yardville shall jointly draft and prepare the Merger Registration Statement, including a proxy statement of Yardville and prospectus of Acquirer satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Yardville stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  The parties shall use their reasonable best efforts to file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC within 45 days after the date hereof.  Each of Acquirer and Yardville shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Yardville shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders.  Acquirer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Yardville shall furnish all information concerning Yardville and the holders of Yardville Common Stock as may be reasonably requested in connection with any such action.

8.2.2.  Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of the Merger Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Merger Registration Statement.  Each of Acquirer and Yardville agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Yardville Common Stock entitled to vote at the Yardville Stockholders Meeting hereof at the earliest practicable time.

8.2.3.  Yardville and Acquirer shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Yardville shall cooperate with Acquirer in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Acquirer shall file an amended Merger Registration Statement with the SEC, and Yardville shall mail an amended Proxy Statement-Prospectus to the Yardville stockholders.

Section 8.3.  Regulatory Approvals.

Each of Yardville and Acquirer will cooperate with the other and use all reasonable best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  Yardville and Acquirer will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection any application, petition or any other statement or application made by or on behalf of Yardville or Acquirer to any Bank Regulator or other Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Yardville and Acquirer shall have the right to review and approve in advance all characterizations of the information relating to Yardville or Acquirer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or other Governmental Entity.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Acquirer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Yardville and its Subsidiaries, taken as a whole) on Acquirer, Yardville or the Surviving Corporation (a “Materially Burdensome Regulatory Condition”).  In addition, Yardville agrees to cooperate and use its reasonable best efforts to assist Acquirer in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Yardville and Acquirer following consummation of the Merger.

Section 8.4.  Affiliates.

Yardville shall use all reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Yardville to deliver to Acquirer, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the Yardville Stockholders Meeting, a written agreement, in the form of Exhibit C  hereto.

Section 8.5.  Yardville Trust Preferred Securities.

8.5.1.  Yardville shall cooperate with Acquirer to permit Acquirer to assume the obligations of Yardville under the Indentures and the Guarantees related to each Yardville Trust and to receive the transfer of the Common Securities related to each Yardville Trust, including by causing Yardville’s counsel to deliver such opinions as the Trustee of each Yardville Trust may reasonably require with respect to the assumption of the Yardville Trust Preferred Securities.

8.5.2.  From and after the date hereof and until and including the Closing Date, Yardville shall (i) pay, or accrue, as applicable , and cause the Yardville Trusts to pay, or accrue, as applicable, all amounts due (when and as due) and comply, and cause each Yardville Trust to comply, with all of its obligations under the Indentures and the Guarantees related to the Yardville Trusts, and such other transaction documents (together the “Operative Documents”), and (ii) not enter into any agreement (or amend, alter or agree to amend or alter any Operative Document or other agreement) with the Yardville Trusts.

ARTICLE 9

CLOSING CONDITIONS

Section 9.1.  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of the parties to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived unless permitted by applicable law:

9.1.1.  Stockholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Yardville.

9.1.2.  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.  Regulatory Approvals.  All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and, in the case of the obligations of the Acquirer only, no such approval, authorization or consent shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

9.1.4.  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Acquirer Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.  Stock Exchange Listing.  The shares of Acquirer Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.1.6.  Tax Opinion.  On the basis of and customary representations and assumptions, Acquirer shall have received an opinion of counsel to Acquirer, acceptable in form and substance to Acquirer, and Yardville shall have received an opinion of counsel to Yardville, acceptable in form and substance to Yardville, each dated as of the Closing Date and to the effect that for federal income tax purposes, (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) each of Acquirer and Yardville will each be a party to such reorganization; and (c) the exchange in the Merger of Acquirer Common Stock and cash for Yardville Common Stock will not give rise to the recognition of any income, gain or loss to Acquirer, Yardville, or the stockholders of Yardville with respect to such exchange except, with respect to the stockholders of the Yardville, to the extent of any cash consideration received and with respect to any cash received in lieu of fractional shares.

Section 9.2.  Conditions to the Obligations of Acquirer under this Agreement.

The obligations of Acquirer under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.3 at or prior to the Closing Date:

9.2.1.  Representations and Warranties.  Each of the representations and warranties of Yardville set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms specifically speak as of an earlier date shall be true and correct as of such date), in any case subject to the standard set forth in Section 4.1; and Yardville shall have delivered to Acquirer a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Yardville as of the Effective Time.

9.2.2.  Agreements and Covenants.  Yardville shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Acquirer shall have received a certificate signed on behalf of Yardville by the Chief Executive Officer and Chief Financial Officer of Yardville to such effect dated as of the Effective Time.

9.2.3.  No Material Adverse Effect.  From the date hereof until the Closing Date, no event has occurred and is continuing or circumstance arisen and is continuing that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Yardville.

Yardville will furnish Acquirer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Acquirer may reasonably request.

Section 9.3.  Conditions to the Obligations of Yardville under this Agreement.

The obligations of Yardville under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.3 at or prior to the Closing Date:

9.3.1.  Representations and Warranties.  Each of the representations and warranties of Acquirer set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms speak as of an earlier date shall be true and correct as of such date), in any case subject to the standard set forth in Section 5.1; and Acquirer shall have delivered to Yardville a certificate to such effect signed by the Chief Executive Officer or the Chief Financial Officer of Acquirer as of the Effective Time.

9.3.2.  Agreements and Covenants.  Acquirer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Yardville shall have received a certificate signed on behalf of Acquirer by the Chief Executive Officer or Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.  No Material Adverse Effect.  From the date hereof until the Closing Date, no event has occurred and is continuing or circumstance arisen and is continuing that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Acquirer.

Acquirer will furnish Yardville with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Yardville may reasonably request.

ARTICLE 10

THE CLOSING

Section 10.1.  Time and Place.

On the terms and subject to the conditions set forth in this Agreement, the Closing of the transactions contemplated hereby shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m. local time, or at such other place or time upon which Acquirer and Yardville mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m. local time on the business day prior to the Closing Date.

Section 10.2.  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Acquirer and Yardville the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article 9 hereof.

ARTICLE 11

TERMINATION, AMENDMENT AND WAIVER

Section 11.1.  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Yardville:

11.1.1.  By the mutual written agreement of each of Acquirer and Yardville;

11.1.2.  By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Yardville) or Section 9.3.1 (in the case of a breach of a representation or warranty by Acquirer);

11.1.3.  By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Yardville) or Section 9.3.2 (in the case of a breach of covenant by Acquirer);

11.1.4.  At the election of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Acquirer and Yardville; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.  By either party if the stockholders of Yardville shall have voted at the Yardville Stockholders Meeting on this Agreement and such vote shall not have been sufficient to approve this Agreement, provided, however, that the right to terminate this Agreement under this Section 11.1.5 shall not be available to Yardville if it failed to comply with its obligations under Section 6.10;

11.1.6.  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.  By Acquirer if Yardville shall have breached Section 6.10 or Section 8.1;

11.1.8.  By Acquirer, if the Board of Directors of Yardville shall have (i) failed to recommend in the Proxy Statement-Prospectus the approval of this Agreement or (ii) in a manner adverse to Acquirer, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors of this Agreement and/or the Merger to Yardville’s stockholders, or (y) recommended any Acquisition Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

11.1.9.  By Yardville, in its sole discretion, if (either before or after the approval of this Agreement by the Yardville stockholders) its Board of Directors so determines at any time during the three business day period commencing with (and including) the Determination Date (as defined below), if, as of the Determination Date, both of the following conditions are satisfied:

(a)  the Determination Date Value (as defined below) is less than the product of 0.85 and the Initial Value (as defined below); and

(b)  the number obtained by dividing the Acquirer Average Price (as defined below) by $71.84 (such number, the “Acquirer Ratio”) shall be less than the number obtained by dividing the Average Index Value (as defined below) by the Initial Index Price and subtracting 0.15 from such number (such number less 0.15, the “Index Ratio”).

Notwithstanding the foregoing, if Yardville elects to exercise its termination right pursuant to this Section 11.1.9, then during the seventy-two hour period commencing with the receipt by Acquirer of the notice required pursuant to the last paragraph of this Section 11.1, Acquirer shall have the option of increasing the Merger Consideration to be paid to the Yardville stockholders under Section 3.1 by adjusting the Share Ratio to equal the lesser of (i) the number (rounded to the nearest one-ten-thousandth) that would cause the Determination Date Value to be equal to the product of 0.85 and the Initial Value, and (ii) the number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Share Ratio (as then in effect) and the denominator of which is the Acquirer Ratio.

If Acquirer makes an election contemplated by the preceding sentence within such seventy-two hour period, it shall give prompt written notice to Yardville of such election and the revised Share Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Share Ratio shall have been so modified), and any references in this Agreement to the Share Ratio shall thereafter be deemed to refer to the Share Ratio as adjusted pursuant to this Section 11.1.9 (together with any additional adjustments pursuant to Section 3.1.5).

As used in this Section 11.1.9, the following terms have the following meanings.

“Acquirer Average Price” means the arithmetic mean of the closing sales prices per share of Acquirer Common Stock on the Stock Exchange as reported by The Wall Street Journal for the five consecutive Stock Exchange trading days ending at the close of trading on the Determination Date.

“Average Index Value” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weight set forth on Exhibit C opposite the name of the applicable company, as they may be adjusted in accordance herewith.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained with respect to the Merger, without regard to any requisite waiting period and (ii) the business day immediately preceding the date of the Yardville Stockholders Meeting; provided, however, that if the Determination Date would occur more than fifteen days prior to the Closing Date, the Determination Date shall mean the third business day prior to the Closing Date.  For the avoidance of doubt, there shall be only one Determination Date.

“Determination Date Value” means the sum of (i) the Cash Component; plus (ii) the product of (y) the aggregate Stock Consideration, multiplied by (z) the Acquirer Average Price.

“Final Price” means, with respect to any company belonging to the Index Group, the arithmetic average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the same trading days used in calculating the Acquirer Average Price.

“Index Group” means the twelve financial institution holding companies listed on Exhibit C attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal for the acquisition of any such company or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares would be issued, in each case at any time during the period beginning on the date of this Agreement and ending on the Determination Date.  In the event that, at any time during the period beginning on the date of this Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire any such company is announced, or such company announces an acquisition proposal in which 20% or more of such company’s outstanding shares are to be issued, such company will be removed from the Index Group, and the weights (which have been evenly distributed) attributed to the remaining companies will be adjusted so that they remain evenly distributed for purposes of determining the Final Index Price and the Initial Index Price.  The twelve financial institution holding companies and the weights attributed to them are listed on Exhibit C.

“Initial Index Price” $49.83.

“Initial Value” shall mean $403,354,213.

The party desiring to terminate this Agreement pursuant to this Section 11.1 shall give written notice of such termination to the other party in accordance with Section 12.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 11.2.  Effect of Termination.

11.2.1.  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of this Section 11.2 and Article 12, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(a)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided that costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Yardville and Acquirer.

(b)  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c)  As a condition of Acquirer’s willingness, and in order to induce Acquirer, to enter into this Agreement, and to reimburse Acquirer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Yardville hereby agrees to pay Acquirer, and Acquirer shall be entitled to payment of a fee in an amount equal to $14,000,000 (the “Acquirer Fee”), within two (2) business days following the occurrence of any of the events set forth below:

(i)  The entering into a definitive agreement by Yardville relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Yardville before the twelve month anniversary of the occurrence of any of the following:  (I) the termination of this Agreement by Acquirer pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Yardville; or (II) the termination of this Agreement by Acquirer pursuant to Section 11.1.5 if prior to such termination an Acquisition Proposal shall have been publicly announced or shall have become publicly known to Yardville or shall have been communicated directly to the stockholders of Yardville; or

(ii)  Acquirer terminates this Agreement pursuant to Section 11.1.7 or 11.1.8.

(d)  In no event will Acquirer or Yardville have any claim against the officers or directors of Yardville or Acquirer or any of their respective Subsidiaries if this Agreement is terminated for any reason whatsoever.

(e)  Yardville acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquirer would not enter into this Agreement; accordingly, if Yardville fails promptly to pay the amount due pursuant to this Section 11.2, and, in order to obtain such payment, Acquirer commences a suit which results in a judgment against Yardville for the fee set forth in this Section 11.2, Yardville shall pay to Acquirer its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

Section 11.3.  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Yardville), the parties hereto by action taken or authorized by their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Yardville, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Yardville’s stockholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 12

MISCELLANEOUS

Section 12.1.  Confidentiality.

Except as specifically set forth herein, Acquirer and Yardville mutually agree to be bound by the terms of the confidentiality agreement dated May 17, 2007 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding any termination of this Agreement.

Section 12.2.  Public Announcements.

Yardville and Acquirer shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or any listing agreement with, in the case of Yardville, NASDAQ and, in the case of Acquirer, the Stock Exchange, neither Yardville nor Acquirer shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto (provided that neither party shall unreasonably withhold its consent to such issuance).  Yardville and Acquirer have agreed to the text of the joint press release announcing the execution and delivery of this Agreement.

Section 12.3.  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 12.4.  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if sent by facsimile (with confirmation) or delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Yardville, to:	Patrick M. Ryan Chief Executive Officer Yardville National Bancorp 2465 Kuser Road Hamilton, New Jersey 08960 Fax: (609) 584-9711

With required copies to:	Thomas L. Hanley, Esq. Pepper Hamilton LLP 600 Fourteenth Street, N.W. Washington, D.C. 20005 Fax: (202) 220-1665

If to Acquirer, to:	The PNC Financial Services Group, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222 Attention: Mergers & Acquisition Department Fax: (412) 762-6238

With required copies to:	Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street, New York, New York 10019 Attention: Edward D. Herlihy Nicholas G. Demmo Fax: (212) 403-2000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand or sent by facsimile; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

Section 12.5.  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.9 of this Agreement) nothing in this Agreement (including the documents and instruments referred to in this Agreement) is intended to and does not confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

Section 12.6.  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties, written or oral, other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

Section 12.7.  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

Section 12.8.  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 12.9.  Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

Section 12.10.  Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated.  The Recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 12.11.  Covenants with Respect to Subsidiaries and Affiliates.

Insofar as any provision of the Agreement shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Acquirer or Yardville, as the case may be, to cause such action or omission to occur.

Section 12.12.  Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

Section 12.13.  Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New Jersey (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New Jersey state court located in Essex County), in addition to any other remedy to which they are entitled at law or in equity.

Acquirer and Yardville have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Dated:  June 6, 2007                                                                           The PNC Financial Services Group, Inc.

By:           /s/ David J. Williams
Name:                      David J. Williams
Title:                      Senior Vice President

Dated:  June 6, 2007                                                                           Yardville National Bancorp

By:           /s/ Patrick M. Ryan
Name:                      Patrick M. Ryan
Title:                      Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

______________, 2007

Ladies and Gentlemen:

___________________ (“Acquirer”) and Yardville National Bancorp (“Yardville”) have entered into an Agreement and Plan of Merger dated as of _____________, 2007 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Yardville will merge with and into Acquirer, with Acquirer surviving the merger (the “Merger”).  Acquirer has requested, as a condition to its execution and delivery to Yardville of the Merger Agreement, that the undersigned, a stockholder of Yardville, execute and deliver to Acquirer this Letter Agreement.

Each of the undersigned, solely in his/her individual capacity as a stockholder of Yardville, in order to induce Acquirer to execute and deliver to Yardville the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of stockholders of Yardville called to vote for approval of the Merger so that all shares of common stock of Yardville over which the undersigned or a member of the undersigned’s immediate family owns beneficially (as used herein, “beneficial ownership” and derivatives thereof shall have the meaning set forth in Rule 13d-3 adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or of record (the “Covered Shares”) will be counted present thereat for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all such shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Yardville and any other action of Yardville’s stockholders requested in furtherance thereof), it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted as provided above.  The term “Covered Shares” shall include any shares of common stock of Yardville acquired beneficially or of record after the date hereof;

(b)           Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Yardville, to approve or adopt the Merger Agreement;

(c)           Agrees to vote against any Acquisition Proposal (as defined in the Merger Agreement);

(d)           (i) Hereby revokes any and all previous proxies granted with respect to the Covered Shares and grants to Acquirer a proxy to vote the Covered Shares as indicated in Sections (b) and (c) above (which proxy shall be limited to the matters set forth in Sections (b) and (c)); (ii) intends that such proxy will be irrevocable and coupled with an interest and each of the undersigned will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy; provided that such proxy will expire automatically and without further action by the parties upon termination of this Letter Agreement;

(e)           Agrees not to sell, transfer or otherwise dispose of the Covered Shares, or grant any proxy to vote such shares otherwise than in accordance with this Letter Agreement , except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendants or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that notice of such transfer is provided to Acquirer and the transferee agrees in writing to be bound by the terms of this Letter Agreement;

(f)           Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles;

(g)           Agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms and agrees that Acquirer is entitled to an injunction or injunctions to prevent breaches of this Letter Agreement by the undersigned to enforce specifically the terms and provisions hereof, this being in addition to any other available remedy;

(h)           Agrees to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action necessary or appropriate;

(i)           This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Neither this Letter Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

(j)           Nothing herein shall impose any obligation on the undersigned to take any action nor omit to take action that would prevent the undersigned from discharging his or her fiduciary duties as  a member of the Board of Directors or as an officer of Yardville or any of its subsidiaries.

(k)           Agrees that this Letter Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to any applicable principles of conflict of law.

(l)           Nothing herein shall be deemed to vest in Acquirer any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Yardville.

The obligations set forth herein shall terminate concurrently with the earlier of (i) any termination of the Merger Agreement by either or both of Acquirer or Yardville pursuant to the terms of the Merger Agreement, or (ii) the completion of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

____________________________

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

____________________________

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

EXHIBIT B

AFFILIATES AGREEMENT

______________, 2007

Gentlemen:

I have been advised that as of the date hereof I might be considered to be an “affiliate” of Yardville National Bancorp, a New Jersey corporation (“Yardville”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

______________ (“Acquirer”) and Yardville have entered into an Agreement and Plan of Merger, dated as of _____________________, 2007 (the “Agreement”).  Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Acquirer (“Acquirer Common Stock”) (i) in exchange for my shares of common stock, no par value per share, of Yardville (“Yardville Common Stock”) or (ii) as a result of the exercise of Rights (as defined in the Agreement).  This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, Acquirer as follows:

1.           I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Acquirer Common Stock to be received by me pursuant to the Merger, to the extent I felt necessary, with my counsel or counsel for Yardville.

2.           I have been advised that any issuance of shares of Acquirer Common Stock to me pursuant to the Merger will be registered with the SEC.  I have also been advised, however, that, because I may be an “affiliate” of Yardville at the time the Merger will be submitted for a vote of the stockholders of Yardville and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Acquirer, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.  I understand that Acquirer will be under no obligation to register any disposition of my shares.

3.           I understand and agree that stop transfer instructions will be given to the transfer agent of Acquirer with respect to the shares of Acquirer Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies.  The shares represented by this certificate may only be transferred in accordance with Rule 145(d) or an effective registration statement or exemption from registration under the Securities Act.

4.           Unless a transfer of my shares of the Acquirer Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Acquirer reserves the right to put an appropriate legend on the certificate issued to my transferee.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.  It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Acquirer of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Acquirer, or other evidence reasonably satisfactory to Acquirer, to the effect that a transfer of my shares of Acquirer Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder.  In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of Acquirer Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Acquirer is then in compliance with SEC Rule 144(c), or if Acquirer shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Acquirer, or other evidence satisfactory to Acquirer that a transfer of my shares of the Acquirer Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5.           By its acceptance hereof, Acquirer agrees, for a period of two years after the Effective Time that it, as the Surviving Corporation, will (i) file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any Acquirer Common Stock issued to the undersigned in the Merger, and (ii) otherwise cooperate to the extent reasonably necessary in order that I may legally transfer or sell my shares of Acquirer Common Stock in accordance with the resale provisions of Rules 145(d)(1) and (2) under the Securities Act.

6.           I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

7.           I further recognize that in the event I become a director or officer of Acquirer upon consummation of the Merger, any sale of Acquirer Common Stock by me may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

8           Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Yardville as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

*  *  *  *  *

This Letter Agreement shall be binding on my heirs, legal representative and successors.

Very truly yours,

Name
Title:

Accepted as of the date first above written

By:
Name:
Title:

EXHIBIT C

INDEX GROUP MEMBERS AND WEIGHTS

Ticker	Company	Weight
WFC	Wells Fargo & Company	8.33%
WB	Wachovia Corporation	8.33%
STI	Sun Trust Banks, Inc.	8.33%
RF	Regions Financial Corporation	8.33%
CMA	Comerica Inc.	8.33%
BBT	BB&T Corporation	8.33%
NCC	National City Corporation	8.33%
KEY	KeyCorp	8.33%
FITB	Fifth Third Bancorp	8.33%
USB	U.S. Bancorp	8.33%
SOV	Sovereign Bancorp, Inc.	8.33%
MTB	M&T Bank Corporation	8.33%

C - 1